Hawaiian Electric Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

INTER-ISLAND FUEL TRANSPORTATION CONTRACT

BY AND BETWEEN

SAUSE BROS., INC.

AND

HAWAIIAN ELECTRIC COMPANY, INC.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

1

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	4.3	ENVIRONMENTAL COMPLIANCE EXPENSES	12
	4.4	BUNKERS ON DELIVERY AND REDELIVERY; BARGE HEATING OF CARGO	13
	4.5	ADDITIONAL BERTHS/PORTS	14
	4.6	PORT, DUES, TAXES, AND OTHER CHARGES	14
	4.7	HIRE EARNED	15
	4.8	BILLING, PAYMENT, AND DISPUTES	15
	4.9	WAIVER OF CLAIMS	15

5.		SCHEDULING	16
	5.1	SCHEDULING	16
	5.2	NOTICE OF CANCELLATION OR DELAY	16

6.		MAINTENANCE SERVICES AND OTHER REQUIREMENTS	16
	6.1	MAINTENANCE OF THE TUG AND BARGE	16
	6.2	SCHEDULED DRYDOCKING	17
	6.3	EMERGENCY DRYDOCKING	18
	6.4	LAY-UP	18
	6.5	OTHER REQUIRED SERVICES	18

7.		INSURANCE	19
	7.1	CARRIER’S INSURANCES	19
	7.2	CONDITIONS APPLICABLE TO CARRIER INSURANCES	20
	7.3	FAILURE TO PROCURE CARRIER INSURANCE	20
	7.4	SHIPPER INSURANCE	20

8.		LIABILITY AND INDEMNITY	21
	8.1	CARRIER	21
	8.2	SHIPPER	23
	8.3	GENERAL CONDITIONS	23
	8.4	INDEMNIFICATION	24
9.		LIBERTIES	24

10.		FORCE MAJEURE	24
	10.1	FORCE MAJEURE EVENTS	24
	10.2	CARRIER’S OBLIGATION	26
	10.3	SHIPPER’S OBLIGATION	26

11.		LIMITATION OF LIABILITY	26
	11.1	LIMITATION OF LIABILITY	26
	11.2	NOT A DEMISE	26

12.		GENERAL AVERAGE	26

13.		POLLUTION	27
	13.1	COMPLIANCE	27
	13.2	OIL SPILL RESPONSE PLAN	27

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	13.3	POLLUTION MITIGATION	28

14.		CHANGE OF OWNERSHIP OF CARRIER	28

15.		TERMINATION	28
	15.1	TERMINATION OF AUTOMATIC RENEWAL	28
	15.2	TERMINATION BASED UPON DEFAULT	29
	15.3	TERMINATION IN SPECIFIC INSTANCES	29
	15.4	TERMINATION FOR SUBSTANDARD PERFORMANCE	30
	15.5	TERMINATION FOR [...]	31
	15.6	TOTAL LOSS OF BARGE	31
	15.7	CHANGE OF OWNERSHIP/CONTROL	31
	15.8	TERMINATION IN THE EVENT OF BANKRUPTCY	31
	15.9	TERMINATION BY ASSENT	31
	15.10	OTHER CONDITIONS, CONSEQUENTIAL DAMAGES DISCLAIMER	31

16.		DEFINITIONS	32

17.		GOVERNING LAW, JURISDICTION, AND VENUE	34
	17.1	LAW	34
	17.2	GOOD FAITH RESOLUTION	34
	17.3	LITIGATION	34

18.		GENERAL PROVISIONS	35
	18.1	AUDIT	35
	18.2	SHIPPER’S REPRESENTATIVES	35
	18.3	LIENS UPON THE CARGO	35
	18.4	BUSINESS POLICY	35
	18.5	BUSINESS LOCATION	35
	18.6	NOTICES	35
	18.7	CAPTIONS, WORD USAGE	36
	18.8	ASSIGNMENT	36
	18.9	EXTENSION OF BENEFITS	36
	18.10	ENTIRE CONTRACT	36
	18.11	SEVERABILITY	37
	18.12	REGULATORY APPROVAL	37

		EXHIBITS
	A.	Barge Requirements
	B.	Tug Requirements
	C.	Manning Requirements
	D.	Diesel Fuel Characteristics
	E.	ULSD Fuel Characteristics
	F.	HSFO Characteristics
	G.	Ports of Call
	H.	Carrier’s Schedule of Rates

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1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

INTER-ISLAND FUEL TRANSPORTATION CONTRACT

8/23/2021 | 8:42:43 AM HAST
This Contract (“Contract”) is made on this day of , 2021, (“Execution Date”) by and between SAUSE BROS., INC. (“Carrier”), whose principal place of business and address is 3710 NW Front Street, Portland OR 97210, and a Hawai’i operating office address of 705 N Nimitz Highway, Honolulu, HI 96817, and HAWAIIAN ELECTRIC COMPANY, INC., (“Shipper” or “Hawaiian Electric”), a Hawai’i corporation. Shipper and Carrier are each a party (“Party”) and collectively the parties (“Parties”) to this Contract.

RECITALS

A. Shipper and its subsidiaries, Maui Electric Company, Limited, and Hawai‘i Electric Light Company, Inc., are operating public utilities in the business of generation, distribution, purchase and sale of electrical power on the Islands of O‘ahu, Maui, Hawai‘i, Moloka‘i, and Lāna‘i.

B. Shipper utilizes large quantities of diesel and high sulfur fuel oil (“HSFO”) in its generation process.

C. Shipper is in need of reliable and economical transportation of such diesel and HSFO between O‘ahu and Maui County and Hawai‘i Island.

D. Shipper’s needs can best be met by the use of specialized vessels (“Vessels”) dedicated primarily to serving Shipper.

E. Carrier is in the business of transporting liquid petroleum products in bulk among and between the Hawaiian Islands.

F. Carrier has such Vessels that can effectively meet Shipper’s needs.

AGREEMENT

In consideration of these premises and of the mutual promises herein contained, Carrier agrees to provide the Vessels identified herein for the purpose of transporting Shipper’s Cargo (“Cargo”) of diesel and HSFO and performing related services as described in this Contract (“Services”) between the Island of O‘ahu and Maui County and Hawai‘i Island subject to the following terms and conditions:

1. Term.

1.1 Initial Term. The initial term (“Initial Term”) of this Contract shall commence on the effective date (“Effective Date”) as defined in Section 18.12 G and continue through and including March 31, 2027, unless terminated earlier as provided in this Contract. Subject to the effectiveness of this Contract as set forth in Section 18.12 (Regulatory Approval),

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Carrier shall have the Vessels necessary pursuant to this Contract ready and tendered for service to Shipper on O‘ahu on the 1st day of January 2022.

1.2 Option to Extend Term. Unless Carrier or Shipper gives written notice of termination to the other party as set forth in Section 15.1 (Termination of Automatic Renewal), the term of this Contract shall automatically renew after the expiration of the Initial Term set forth in Section 1.1 (Initial Term) for additional periods of five (5) years (“Years”) each, beginning April 1, 2027. Each such five (5) year period shall constitute an extended term (“Extended Term”) of this Contract.

1.3     Initial Voyage. The initial voyage of the Vessels shall commence from a US West Coast port designated by Carrier. Shipper shall be responsible for the costs associated with repositioning the Vessels to Oahu for service starting January 1, 2022. The Hire rate outlined in Exhibit H shall apply to the repositioning voyage.

1.4 Final Voyage. Should the Vessels be on a voyage laden with Shipper’s Cargo upon the expiry of the Initial Term or any Extended Term of this Contract, Carrier’s obligation to provide the Services shall continue at the same rate and on the same conditions for such extended time as may be necessary for the completion of the delivery of the Cargo. At the expiration or termination of this Contract, the Vessels shall be returned in ballast to a US West Coast port designated by Carrier. Shipper shall be responsible for the costs associated with repositioning the Vessels in ballast to the designated US West Coast port. The Hire rate outlined in Exhibit H shall apply to the respositioning voyage. At Carrier’s option, the Final Voyage may be with cargo. Carrier shall be responsible for the Final Voyage with cargo to the designated US West Coast port.

2. Vessels.

2.1 Warranty. Carrier warrants that as of the Effective Date and at all times during the term of this Contract, including any extension hereof, the Vessels, being the barge (“Barge”) identified in Section 2.2 (Barge) and tug (“Tug”) identified in Section 2.3 (Tug), shall conform to the specifications, descriptions, particulars, capabilities, outfitting, and operational requirements set forth in Section 2.2 (Barge) and Section 2.3 (Tug), including all exhibits hereto. Carrier shall tender the Barge to Shipper fully fit for service hereunder on or before January 1, 2022. Subject to the requirements of Section 18.12 (Regulatory Approval), Carrier shall tender the Barge to Shipper fully fit for service hereunder on or before January 1, 2022.

2.2 Barge. The Barge shall be as identified in Exhibit A, attached hereto and incorporated herein, and shall be outfitted in accordance with Exhibit A and Exhibit C, attached hereto and incorporated herein.

2.3 Tug. The Tug shall be as identified in Exhibit B, attached hereto and incorporated herein, and shall be outfitted in accordance with Exhibit B and Exhibit C, attached hereto and incorporated herein.

2.4 Vessel Clarification. For purposes of clarification, it is understood that the Tug and Barge shall include [...]

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

[...] provided by [...] in accordance with Section 2.5 ([...]).

2.5 [...] Carrier shall make the Vessels available to Shipper as required by Shipper pursuant to this Contract throughout the term of this Contract. Except as provided in Section 6.1 (Maintenance of the Tug and Barge), Carrier warrants that during any period in which a [...] as set forth in this Contract, regardless of the [...] of such [...] or whether or not the [...] and meeting the requirements set forth in this Article 2 [...] for service hereunder.

A. Substitution Due to Emergency Drydocking or Repair.

(1) Tug. If a Substitute Tug is required by Shipper during a Tug’s unscheduled unavailability, such Substitute Tug will be made [...]. [...] will make such Substitute Tug [...].

(2) Barge. If a Substitute Barge is required by Shipper during a Barge’s unscheduled unavailability, [...] to [...] Substitute Barge from [...] of the [...] that the [...]. The [...] and [...] that [...] to [...] Substitute Barge will be [...]. If [...] to make a Substitute Barge [...] will undertake its [...] to [...] at the [...] at the time for [...] of the [...] that the [...]. If a Substitute Barge from [...] is not [...] such [...], [...] will also [...] to [...] or [...] a [...] in Hawaiʻi capable of [...] ([...] only) (“[...]”) until a Substitute Barge becomes [...] or the [...] is [...] to [...]. All [...] and associated [...] for such [...] of the [...] and the [...] or [...] of the [...], including any and all [...] for [...] and [...] of [...] resulting from [...] use, will be [...] to [...] without [...] and subject to [...] prior written approval.

B. Substitution Due to Scheduled Drydocking.

(1) Tug. There will be [...] of a Substitute Tug for service hereunder during a Tug’s unavailability for scheduled drydocking as contemplated in Section 6.2 (Scheduled Drydocking) and Carrier will make such Substitute Tug available [...].

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

(2) Barge. [...] a Substitute Barge with at least [...] capable of containing [...] and [...] capable of containing [...] to [...] to [...] the Services during [...] that the [...]. The Substitute Barge will be [...] for use by [...] as mutually agreed upon by Shipper and Carrier. At the completion of [...] will be [...] for use by [...] to a [...] to that at which the Substitute Barge was [...] immediately following the conclusion of its [...] for Shipper during such substitution. If the actual [...] of the [...] will not [...] of Cargo, [...], subject to the prior consent of [...], can elect [...] a Substitute Barge. Off-Hire time shall commence upon completion of discharge of the final Cargo prior to such scheduled drydocking and shall continue until the Tug and Barge are both again ready for service and returned to the same or an equivalent position along the route normally taken to Shipper’s next loading port. [...] is solely responsible for all [...] and [...] of any [...] in the [...] or [...] of the Substitute Barge. [...] shall [...] for the cost of [...] and [...] of [...] that result from [...] of the Substitute Barge.

C. [...] Vessel Standards. [...] warrants that any [...] shall be [...] and [...] the [...] when [...] for [...] and shall be [...] to [...] in [...] with the [...] in this [...], [...], but [...] to, having [...] and other [...] and the [...] to [...] a [...] of Financial [...] and [...] (“Plan”) consistent with the [...] and [...] set forth in [...]. An [...] all of the [...] to a [...] under [...], except for [...] as to [...], and [...] to [...]. A [...] must [...] of the [...] to the [...] under [...], except for [...] as to [...], and [...] for the [...], as stated in [...]. [...] and [...] estimates in this Contract do not apply to [...] with [...].

2.6 Seaworthiness. With respect to any Vessel (including any [...]) provided by Carrier to Shipper pursuant to this Contract, Carrier shall be bound to exercise due diligence at all times during the entirety of the Contract term to:

A. make the Vessel seaworthy, tight, staunch, strong, fit and in a thoroughly efficient state, order, and condition;

B. properly man the Vessel in accordance with Article 3 (Vessel Personnel and Logistics), and Exhibit C, attached hereto and incorporated herein;

C. make the tanks and all other parts of the Barge in which the Cargo is carried or to be carried fit and safe for the receipt, loading, stowage, carriage, preservation, and discharge of the Cargo;

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

D. equip the Barge in accordance with the provisions of Exhibit A (except as otherwise provided in Section 2.5.B.(2) (Barge)) and Exhibit C;

E. equip the Tug in accordance with the provisions of Exhibit B and Exhibit C;

F. ensure that the Vessel is fully rigged with appropriate towing gear, fenders, hoses, reducers and all other necessary and/or appropriate equipment for the safe, efficient, and proper (i) loading of the Cargo at Honolulu Harbor Pier 30 or Barbers Point Harbor in accordance with Exhibit A, Exhibit B, and Exhibit C and (ii) discharging of the Cargo at all ports in the Hawaiian Islands contemplated by this Contract;

G. ensure (i) that the Plan is approved by and filed with all appropriate government authorities (“Government Authorities”) and is in accordance with the Vessel’s configuration and equipment as well as the nature and amount of the Cargo carried or to be carried on board the Vessel; (ii) that the Plan provides for adequate response capability at the ports, places and marine facilities called and for seas and places of transit; (iii) that a current copy of the Plan is carried on board the Vessel at all times; and (iv) that the Vessel’s master (“Master”), mates (“Mates”), engineers (“Engineers”), crew (“Crew”) and tankermen (“Tankermen”) are familiar and experienced with the Plan’s implementation; and

H. ensure that all required USCG certifications for the Vessel are and remain in full force and effect throughout the term of this Contract.

2.7 Tank Calibration and Gauging. Carrier shall have all cargo tanks of the Barge calibrated and ullage tables prepared in accordance with applicable API and ASTM standards by a reputable independent inspector acceptable to Shipper. The Barge shall have clearly legible and accurate draft markings both fore and aft. The ullage tables shall provide trim corrections. The wedge volume tables shall also be provided by Carrier to Shipper. The reference point for gauging the striking height at the gauging point, and the compartment number shall be clearly indicated on the gauging hatch of each cargo tank. Legible copies of the above-mentioned ullage tables shall be provided by Carrier to Shipper prior to commencement of service hereunder, and be made available on the Barge during loading and discharge of the Cargo.

2.8 Cargo Transfer Equipment. Carrier will supply all necessary hoses, fittings, reducers, and couplings (American and Metric) required for the USCG approved transfer of the Cargo to any and all loading and discharge headers and will ensure that such hoses, fittings, and couplings will be available on a timely basis so as to meet Shipper’s delivery schedule. All manifold valves and fittings, outboard of the last fixed support to the Barge’s deck, that are used in the transfer of Cargo and ballast, shall be made of steel, malleable iron, or other suitable material. Cast iron valves or fittings are not acceptable and Carrier shall not use such valves or fittings in its performance under this Contract.

Carrier shall provide a sufficient number of cargo hoses of sufficient length and diameter, of a type appropriate for the nature of the Cargo, and suitable for the Cargo’s efficient loading and discharging. All cargo hoses used by the Vessel shall be appropriately inspected by an inspector

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

acceptable to Shipper, hydrotested according to industry standards and marked no earlier than twelve (12) months (“Months”) preceding their use hereunder. Further, Carrier warrants that any and all cargo hoses used in service hereunder shall be inspected and hydrotested at intervals not to exceed twelve (12) Months. A complete set of spare hoses that have been inspected, hydrotested, marked and are ready for use shall be carried aboard the Barge at all times.

3. Vessel Personnel and Logistics.

3.1 Complement. Carrier warrants that throughout the term of this Contract: (i) the Vessel shall have a full and efficient complement of Master, Mates, and Engineers with adequate training and experience in operating all of the Vessels’ equipment; (ii) the Master, Mates, and Engineers shall each possess all valid and current certificates, licenses and other required documentation consistent with their respective duties in performance of the Services issued and approved by the USCG and any other applicable Government Authority; and (iii) All of Carrier’s personnel performing the Services shall be trained, experienced, certificated and proficient in accordance with Exhibit C.

Prior to the initiation of the Services, Carrier shall provide Shipper with documentation detailing the relevant professional qualifications, including the requisite education, training and experience of the Master and crew serving on board the Vessels. Such documentation shall also be provided by Carrier to Shipper for any new or replacement Master or crew assigned to the Vessels. Due to the critical nature of Shipper’s operations, Carrier agrees that if Shipper, in its sole discretion and after reasonable consultation with Carrier, determines that the Master, Mates, or Engineer serving on board the Vessels are unsuitable for the performance of the Services or otherwise not consistent with the best interest of Shipper, Shipper may request that Carrier replace such Master, Mate, or Engineer and Carrier shall comply with such request promptly and at no additional cost to Shipper.

The Master of the Tug, including any relief or substitute Master, shall have a minimum of five (5) years of experience in the towing of ocean-going barges in and among the Hawaiian Islands in the capacity of Master, and each Mate of the Tug, including any relief or substitute Mate, shall have a minimum of three (3) years of experience in the towing of ocean-going barges in and among the Hawaiian Islands in the capacity of a Master or Mate. In addition, the Master shall have a minimum of five (5) previous arrivals and five (5) previous departures for any port at which the Tug and Barge call. These arrivals and departures must have been made while serving in the capacity of Mate, Master or observer on vessels of equivalent size and characteristics as the Vessels required hereunder.

3.2 Tankermen. Carrier will furnish the necessary personnel for loading and discharging the Barge, including but not limited to providing or arranging for a minimum of two (2) trained, dedicated, licensed and certificated Tankermen to attend the Barge at all times when the Barge is arriving and departing the places of Cargo loading or discharging, during Cargo operations and at all times when the Barge is at berth in a laden condition.

Carrier shall assign sufficient Tankermen to maintain two (2) alert and rested Tankermen on board at all times during Cargo transfer operations. The Tankermen shall manipulate all Barge valves and shall handle all tow lines and connections at the places of Cargo loading and

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

discharging, as well as the necessary pumping facilities to affect the discharge of the Cargo. Carrier shall furnish all mooring lines for the Barge.

3.3 Employee Responsibility and Training. Carrier warrants that the formal job descriptions of the Vessels’ Master, Mates, and Engineers, and Tankermen include the satisfactory performance of all duties and responsibilities applicable to Carrier’s performance of Services. Carrier also warrants that the duties and responsibilities of the Master, Mates, and Engineers in such areas as seaworthiness of the Vessels, safe navigation, weather and sea conditions, tow wires, preventing leakage, towing and deck machinery, condition of the tanks, training and readiness, compliance with laws and regulations, including manning laws and regulations, and the display of documents are set forth in written procedure documents which have been reviewed by such personnel and which are maintained on the Vessels. Carrier further warrants that as of the date of Carrier’s commencement of the Services under this Contract, the Master, Mates, Engineers and Tankermen have received formal instruction and training in conformity with the requirements of Shipper and Shipper’s Cargo suppliers’ terminal (“Terminal”) facilities in the following areas: general safety practices and procedures; firefighting, oil spill control and other emergency procedures; health hazards including hazardous materials handling; and, for Tankermen, tank barge operations.

3.4 Master’s Duties. The Master of the Tug shall determine whether operations requested by Shipper can safely be undertaken and whether the Vessels are capable of undertaking or being employed to carry out the directions and orders of Shipper with respect to shipment of the Cargo, provided that the Master shall not unreasonably refuse any request to undertake or carry out such directions and orders. The Master, although appointed by and in the employ of Carrier and subject to Carrier’s direction and control, shall prosecute voyages with the utmost dispatch, render all reasonable assistance with the Tug’s Mates and Engineers and equipment, and shall carry out the requests of Shipper in connection with Shipper’s agencies and arrangements, including but not limited to Shipper’s Cargo suppliers and receivers, the Terminal and marine facility personnel of Shipper’s Cargo suppliers and receivers, and the Cargo inspectors. It is agreed that nothing in this Contract, however, shall be construed as vesting Shipper or its agents with any control over the physical operation or navigation of the Vessels.

3.5 Safety Management. Carrier shall obtain and maintain throughout the Initial Term and any Extended Term, full certification under the then current American Waterways Operators Responsible Carrier Program (or equivalent) as well as ISO 9001 (or standards which supersede them).

3.6 Drugs and Alcohol. Carrier warrants that it has a policy on substance abuse (“Substance Abuse Policy”) applicable to all individuals performing the Services that meets or exceeds the standards of the USCG, including the requirement that all Carrier personnel involved in the shipment of the Cargo be tested for use of illegal or illicit substances. Such testing and screening shall include reasonable cause testing, random testing, and pre-employment testing. Carrier warrants that the Substance Abuse Policy will remain in effect throughout the term of this Contract, and that Carrier shall ensure that the Substance Abuse Policy is fully complied with.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

3.7 Equal Opportunity. To the extent applicable, Carrier shall comply with the following:

A. Equal Employment Opportunity. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 C.F.R. 60-1.4 & 41 C.F.R. 60-741.5(a)). Carrier is aware and fully informed of Carrier’s responsibilities under Executive Order 11246 (reference to which includes amendments and orders superseding, in whole or in part) and shall be bound by and agrees to the provisions as contained in Section 202 of said Executive Order and the Equal Opportunity Clause as set forth in 41 C.F.R. 60-1.4 and 41 C.F.R. 60-741.5 (a), which clauses are hereby incorporated by reference.

B. Equal Opportunity for Veterans. (Applicable to each federal government contract of $100,000 or more for the purchase, sale or use of personal property or non-personal services (including construction). 41 C.F.R. 60-300.4). If applicable, Carrier agrees that it is, and shall remain, in compliance with the rules and regulations promulgated under The Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended by the Jobs for Veterans Act of 2002, including the requirements of 41 C.F.R. 60-300.5(a), which are incorporated herein by reference.

C. Employee Rights under the National Labor Relations Act. (Applicable to (i) all prime contracts of $100,000 or more and (ii) subcontracts of $10,000 or more resulting from solicitations issued on or after June 21, 2010). If applicable, Carrier agrees that it shall comply with Executive Order 13496 (Notification of Employee Rights under Federal Labor Laws) and 29 C.F.R. Part 471 regarding employees’ rights under the National Labor Relations Act to form, join and assist a union and to bargain collectively with their employers.

3.8 Documented Procedures. Carrier warrants that it has formal written procedures governing safety in performance of the Services including but not limited to: the use of work vests, hard hats and breathing apparatus; safe access; smoking; lighting; and lifesaving equipment. Carrier also warrants that it has formal written procedures governing operational matters including but not limited to: emergency procedures; Vessel towing gear, lights, machinery, cargo tanks, cargo gear, engine room and deck fittings; cargo integrity; cargo transfer equipment connections; pre-transfer conference; cargo inspection and gauging procedures; trim and stress; static hazard procedures; cargo transfer; cargo heating, topping off; tank stripping operations; transfer shutdown; startup transfer; operating logs; pollution control; cargo tank ventilation and tank entry hazards; and damaged barge management. Carrier further warrants that it has an audit or review program in place which includes provision for penalties or other disciplinary actions to assure compliance with such procedures.

Copies of these procedures and the results of audits of the same shall be provided to Shipper at or prior to the Execution Date, and promptly upon any revision or change to such procedures or as audit results are received by Carrier. Carrier’s warranties set forth in this Section 3.8 (Documented Procedures) concerning Carrier’s documented procedures shall not relieve Carrier of its obligation to comply with all applicable present and future federal, state, and local laws, rules, regulations, orders, ordinances, permit conditions, and other actions of governmental or quasi-

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

governmental authorities (collectively, “Laws”) concerning such documented procedures.

3.9 Safety Program. Throughout the term of this Contract, Carrier shall maintain a formal written safety program concerning all aspects of its performance of the Services, including, but not limited to, navigation, operations, cargo handling, tank cleaning, voyage repairs, and documented monthly safety meetings.

Carrier shall maintain formal written procedures to track all shipments under this Contract and communicate to Shipper all events involving Carrier or its affiliates engaged in similar services as provided under this Contract that require notification to the USCG.

3.10 Assist Tugs. Subject to [...] prior written approval which shall not be unreasonably withheld, [...] may [...] with third-party service providers for assist tugs for the ports of [...], and [...] (collectively, “[...]”), the [...] of which, without any [...] by [...], shall be the sole responsibility of [...]. Alternatively, subject to [...] prior written approval which shall not unreasonably be withheld, [...] may [...] with a third-party service provider for assist tugs for the [...], the [...] of which shall be the sole responsibility of [...]. If [...] provides assist tugs from [...] for any of the [...], the rate [...] charges to [...] for such [...] shall be no [...] than [...] for [...] to others.

[...] shall [...] and [...], either from [...] or from a [...], at [...] and [...], any necessary assist tugs at the [...] identified in Exhibit G, attached hereto and incorporated herein, and at the [...] of [...] and [...].

3.11 Alternate Ports. The Cargo shall be loaded, transported and discharged by Carrier at and between the ports identified on Exhibit G as well as any substitute or other ports or berths within the State of Hawai‘i as may be identified by Shipper.

3.12 Safe Berth. Carrier shall be responsible for determining the safety of each port and berth applicable to the Services, including entry into, laying afloat at, and egress from each such port and berth by the Vessels at all seasons, times, and stages of tide. The ports and berths identified in Exhibit G are agreed by Carrier to be safe for such purposes. In the event substitute or other ports or berths are nominated by Shipper, Carrier shall promptly inspect such ports and berths to determine whether the Vessels can safely enter, lay at and depart from such ports and berths at all seasons, times and stages of tide, and shall immediately notify Shipper in writing if the Vessels or either of them cannot do so, identifying the deficiencies with particularity. Should any port or berth become, in the reasonable opinion of Carrier, unsafe during the term of this Contract, Carrier shall immediately notify Shipper in writing with full particulars of the hazards and/or dangers and shall await Shipper’s instructions. Carrier shall be responsible for the safe navigation operation and berthing of the Tug and Barge at all times.

3.13 Marine Facilities. The Vessels shall operate in compliance with all applicable Laws, including operating, pollution abatement, and safety regulations or requirements of the operator or Government Authority of any marine Terminal facility, wharf, berth, or dock for which the Vessels are nominated by Shipper to load or discharge Cargo at, including when the

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Vessels are approaching, alongside or departing said facility, wharf, berth, or dock. Should the Vessels fail to comply with such Laws or requirements or should the Terminal representative determine that an unsafe condition exists with respect to either or both Vessels, the Terminal representative shall have the right to order the Vessels to immediately cease loading or unloading operations and leave the place of mooring. Any and all time lost and expenses incurred as a result of such Vessel non-compliance, shall be the sole responsibility of the Carrier.

3.14 Barge Makeup. Carrier shall be responsible for making up the Tug and Barge and for determining the method and position in which the Barge shall be towed.

3.15 Pumping In and Out. All Cargo shall be loaded into the Barge by shore pumps as designated by Shipper, which shall have sole responsibility and risk for such operations. The Cargo is loaded at the expense and risk of Shipper up to the point the Cargo passes through the connection of the Barge hose flange from the shore riser, at which point Carrier’s period of responsibility, including the risk of loss with respect to the Cargo commences. [...] is responsible for making the connection between the [...] and the [...] at the loading end unless the practice at a particular Terminal is for on-shore Terminal personnel to make this connection. [...] period of responsibility and risk of loss with respect to the Cargo that has passed through the connection of the Barge hose flange from the shore riser as provided in this Section 3.15 (Pumping In and Out) continues upon such receipt during loading, as well as during stowage and transportation and until the Cargo has passed from the Barge hose flange connection to the shore riser at the place of discharge.

At discharge, all Cargo shall be discharged by the Barge pumps at the sole expense and risk of Carrier up to the point the Cargo passes through the connection of the Barge hose flange to the shore riser at the place of discharge. [...] is responsible for making the connection between the [...] and the [...] at the discharge end unless the practice at a particular Terminal is for on-shore terminal personnel to make this connection. Carrier shall provide all necessary and sufficient pumps, power, hoses, reducers and hands required on board for safely mooring and unmooring, connecting and disconnecting of hoses and loading and discharging of the Cargo. The Barge shall be capable of receiving on board at loading up to [...] grades of Cargo simultaneously. At discharge, the Barge shall be capable of discharging up to [..] grades of Cargo simultaneously.

[...] shall arrange and be solely [...] for [...] and deploying oil booms and any other pollution abatement equipment required by regulation or policy for petroleum transfers at Kalaeloa/Barbers Point Harbor, Pier 5 or 6. If deploying oil booms or other pollution abatement equipment is or becomes required by Law or policy at other Terminals in the loading and discharging ports listed on Exhibit G, [...] will arrange for deployment of such equipment and [...] shall be [...] for the [...] thereof, either by [...] or [...] to [...] at [...] cost for such equipment. The Barge shall load the Cargo at the rates requested by Shipper, its agents and/or the Terminal facility personnel, having due regard for the safety of the Barge and the environment. Carrier warrants that the Barge shall at all times be able to discharge Cargo at the rate indicated in Exhibit A or maintain a minimum pressure at the Barge’s manifold of 100 psi in accordance with Exhibit A or the maximum pressure permitted by the Terminal, whichever is lower.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

3.16 Cargo Hose Markings. To avoid contamination or mixtures of the Cargo, before making hose connections for loading or discharging, or before changing the Cargo type to be transferred through the same hose, or when two or more hoses are used simultaneously, both ends of each hose shall be marked with the Cargo type and checked by Carrier’s and Shipper’s representative before any Cargo is moved.

3.17 Cargo Handling.

A.    The types of Cargo carried under this Contract shall be petroleum products, including, but not limited to, aviation gas turbine fuels, naphtha, gasoline, diesel, ultra-low sulfur diesel (“ULSD”), and HSFO. It is the intention of Shipper that the Cargo transported under this Contract will include but not be limited to diesel, ULSD, and HSFO which are approximately described in Exhibit D, Exhibit E, and Exhibit F, attached hereto and incorporated herein, respectively.

B.    Carrier shall receive on board, handle, stow, carry and discharge the Cargo in compliance with all applicable Laws and, at a minimum, exercising that degree of skill and care required by the generally-accepted standards for such work.

Shipper and Carrier agree that the Cargo as set forth in this Contract does not constitute an unreasonable hazard to the Barge, its equipment or the safe operation thereof nor does the Cargo pose any risk of seizure, capture or penalty by any Government Authority or constitute contraband of war. Shipper will not tender for shipment any cargo, thing or substance which, due to its composition, size, shape, weight or any combination thereof, constitutes an unreasonable hazard to the Barge, its equipment, or the safe operation thereof. Carrier shall not undertake any voyage or receive for carriage any goods or cargo that would involve any risk of seizure, capture or penalty by any Government Authority, nor shall any contraband of war be carried by Carrier.

3.18 Cargo and Bunker Sample and Survey. Carrier shall allow an independent inspector appointed with the approval of Shipper to survey and take samples of the Cargo, bunker tanks, cofferdams, ballast, slop tanks, or any other void space on the Barge prior to, during (but only in a manner so as not to interrupt current loading operations) and after the loading and discharge of the Cargo.

3.19 Cleaning. Upon commencement of Services, the Barge tanks shall either (a) be completely clean and free of all retains and residues, or (b) contain only retains and residue of prior cargo that are compatible with Shipper’s Cargo, and Shipper may sample the residue of prior cargo in the Barge before loading the Cargo to determine the suitability of the Barge. Subsequent to initial tender of the Barge to Shipper, where the Barge has transported third-party cargo or been other than in dedicated service to Shipper, Shipper shall have the right to sample the residue of prior cargo in the Barge before loading the Cargo to determine the suitability of the Barge. Carrier warrants that in each instance in which Carrier has transported third-party cargo, before loading the Cargo onto the Barge, the tanks, lines and pumps will be free of any residue and retain not compatible with Shipper’s Cargo to be loaded or which may cause contamination to or loss or damage of Shipper’s Cargo. Shipper may inspect the Barge to ensure compliance with the foregoing. The time required for such sampling or inspection shall not interfere with Shipper’s required schedule. If, as a result of such sampling and inspection, the Barge is found to be

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

unsuitable, Shipper may order cleaning, or, if in Shipper’s judgment cleaning will not make the Barge suitable, Shipper may reject the Barge at no cost to Shipper. The costs of such cleaning, including the disposal of residues, shall be Carrier’s responsibility, and the time required for such initial cleaning shall not interfere with Shipper’s required schedule. Subsequent to initial presentation of the Barge and provided the Barge remains in dedicated service to Shipper, the cost and time required to undertake such cleaning, including the disposal of residues is Shipper’s responsibility.

3.20 Voyage Course and Speed. The Parties intend and Carrier expects voyage speed to be as specified in Exhibit B. Carrier warrants that it will prosecute voyages with reasonable dispatch, proceed safely to designated ports of loading and discharge and, in any event, take whatever steps may be necessary, consistent with prudent seamanship, to make prompt and scheduled delivery of the Cargo. Carrier shall have the sole discretion to determine the prudent speed and course of voyages, taking into consideration factors including, but not limited to, sea and weather conditions, Vessel capacities and capabilities, crew safety, other vessel traffic, port conditions, and environmental safety. In no event, except in an emergency, will the Barge be navigated within five (5) miles of a lee shore or three (3) miles from any shore at any time, except on approaching or departing a harbor.

3.21 Other Trades. Except as provided in Section 4.2 (Shipments Made in Conjunction with Third Parties) with respect to third-party petroleum products, Carrier shall have the right to employ the Barge in other trades so long as its obligations under this Contract are fully met, with Shipper to have first priority at all times with respect to the use of the Tug and Barge. In the event Carrier has the opportunity to transport such third-party cargo (“Third-Party Cargo”), it shall inform Shipper of the particulars thereof and obtain Shipper’s written permission prior to agreeing to transport such third-party cargoes, which permission shall not be unreasonably withheld. Shipper shall be entitled to offset the amounts payable by Shipper to Carrier under this Contract for any such transport of Third-Party Cargo.

4. Rates, Charges, and Expenses.

4.1 Hire

A. The rates payable by Shipper to Carrier for the Services (“Hire”), including the Schedule of Hire, are set forth in Exhibit H, attached hereto and incorporated herein. Exhibit H also addresses charges for [...] and [...] that are in [...] to Hire.

B. [...]. The Hire, set forth in Exhibit H will be [...] on January 1, 2023 by [...] the [...], and [...] each January 1st thereafter by [...] the [...].

4.2 Shipments Made in Conjunction with Third Parties. Subject to the prior written permission of Shipper, which permission may be withheld in Shipper’s sole and absolute discretion, Carrier may transport petroleum products in bulk as cargo for parties other than Shipper on voyages for Shipper performed under this Contract so long as Carrier’s obligations under this Contract are fully met with Shipper having first priority at all times with respect to the use of the

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Tug and Barge. Shipper shall be entitled to offset the amount payable to Carrier by Shipper under this Contract for any such transportation of Third Party Cargo.

4.3 Environmental Compliance Expenses. Except as otherwise set forth in this Section 4.3 (Environmental Compliance Expenses), Carrier shall comply with all of the requirements of the Oil Pollution Act of 1990 (33 U.S.C. 40 § 2701) (“OPA”), and be solely responsible for all expenses, fees, and costs associated with such compliance, including obtaining and maintaining a USCG Certificate of Financial Responsibility and retaining an Oil Spill Removal Organization (“OSRO”) throughout the term of this Contract. Shipper shall pay pollution compliance fees charged on a per call or per year basis, at any loading or discharge locations, including those of the Marine Spill Response Corporation (“MSRC”) and similar national, state and local OSRO fees. The Hire rates are based in part on environmental compliance expenses, fees, and costs (collectively, “Environmental Compliance Costs”) incurred by Carrier in its performance of the Services and in effect as of the Execution Date. If, during the Initial Term and any Extended Term, a [...] in [...] directly results in specifically identifiable [...] and such [...] in [...] is applicable to all similarly situated carriers performing services such as the Services performed by Carrier, then Carrier will notify Shipper of such [...] and if approved by [...], such [...] will be [...] on by [...] to [...] with no [...] by [...] as of the date that [...] actually [...] such [...]. If [...] does not approve of the [...], the Parties shall [...] into [...].

4.4 Bunkers on Delivery and Redelivery; Barge Heating of Cargo.

A. Tug. [...] shall survey the Bunker upon delivery of the Tug to Shipper to verify [...]. Upon verification of [...], [...] shall [...] such [...] to [...]. Upon completion of the service and return of the Tug to [...] shall survey the Bunker to verify [...]. Upon verification of [...] invoiced cost, [...] shall pay such [...]. [...] shall undertake commercially reasonable efforts to return the Tug to Carrier with approximately the same quantity of Bunker that was provided upon delivery of the Tug to [...]. Unless otherwise mutually agreed upon, all delivery Bunker surveys performed on Shipper’s behalf pursuant to this Section 4.4.A (Tug) shall be held at the location of delivery of the Tug to Shipper and all return Bunker surveys performed on Shipper’s behalf pursuant to this Section 4.4.A (Tug) shall be held at the location of return of the Tug to Carrier at the conclusion of the service. Each Party shall be equally responsible for the time and cost of all surveys conducted pursuant to this Section 4.4.A (Tug). Upon delivery of the Tug to Shipper, title to the Bunker shall pass from Carrier to Shipper. Upon return of the Barge to Carrier at the conclusion of the service, title to the Bunker shall pass from Shipper to Carrier. If the results of any survey performed pursuant to this Section 4.4.A (Tug) are inconsistent with a Party’s invoice, the Parties shall undertake to resolve such inconsistency based on a review of the survey methodology and process as well as all records pertaining to the surveyed Bunker. If the Parties are unable to resolve the inconsistency through such a review, the Parties shall submit the matter to the dispute resolution process set forth in Article 17 (Governing Law, Jurisdiction, and Venue).

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

B. Barge. Shipper and Carrier may elect to treat the Barge cargo heating system fuel in the same manner as Bunker on board the Tug. If Shipper elects to utilize the Barge’s cargo heating system during service, Shipper shall survey the amount of heating system fuel upon delivery of the Barge to Shipper to verify Carrier’s invoiced heating system fuel cost. Upon verification of Carrier’s invoiced cost, Shipper shall pay such heating system fuel cost to Carrier. Upon completion of the service and return of the Barge to Carrier, Carrier shall survey the heating system fuel to verify Shipper’s invoiced heating system fuel cost. Upon verification of Shipper’s invoiced cost, Carrier shall pay such heating system fuel cost to Shipper. Shipper shall undertake commercially reasonable efforts to return the Barge to Carrier with approximately the same quantity of heating system fuel that was provided upon delivery of the Barge to Shipper. Unless otherwise mutually agreed upon, all delivery heating system fuel surveys performed on Shipper’s behalf pursuant to this Section 4.4.B (Barge) shall be held at the location of delivery of the Barge to Shipper and all return heating system fuel surveys performed on Shipper’s behalf pursuant to this Section 4.4.B (Barge) shall be held at the location of return of the Barge to Carrier at the conclusion of the service. Each Party shall be equally responsible for the time and cost of all surveys conducted pursuant to this Section 4.4.B (Barge). Upon delivery of the Barge to Shipper, title to the heating system fuel shall pass from Carrier to Shipper. Upon return of the Barge to Carrier at the conclusion of the service, title to the heating system fuel shall pass from Shipper to Carrier. If the results of any survey performed pursuant to this Section 4.4.B (Barge) are inconsistent with a Party’s invoice, the Parties shall undertake to resolve such inconsistency based on a review of the survey methodology and process as well as all records pertaining to the surveyed heating system fuel. If the Parties are unable to resolve the inconsistency through such a review, the Parties shall submit the matter to the dispute resolution process set forth in Article 17 (Governing Law, Jurisdiction, and Venue). Alternatively, Shipper may elect to reimburse Carrier for the actual documented cost of fuel consumed by the Barge’s cargo heating system when operated in response to Shipper’s instructions.

4.5 Additional Berths/Ports. When more than one berth within a port is required to complete the loading or discharge of the Cargo, Shipper shall pay the actual, documented additional costs and expenses incurred by Carrier by reason of calling at such additional berth. Such additional expenses shall include, but not be limited to, shifting expense, dockage, assist tug costs for additional berths and pilotage.

When more than one port is called to complete the loading of the Cargo, Shipper shall reimburse Carrier for the amount of the actual, documented additional costs and expenses incurred by Carrier by reason of calling at such additional loading port. Such additional expenses shall include, but not be limited to, normal port costs, shifting expense, dockage, assist tug costs for additional berths and pilotage.

4.6 Port, Dues, Taxes, and Other Charges.

A. Carrier shall be responsible for providing and paying for the following, which shall be deemed included within the applicable Hire: all provisions, wages and other expenses of the Master, Mates, Engineers and Tankermen; all drydocking,

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

overhaul, maintenance and repairs to the Vessels, water, engine room stores, costs of maintaining and operating the Vessel and repairing same to assure compliance with the requirements of this Contract and the Hawai‘i General Excise Tax, to the extent applicable, on any of the foregoing costs, but excepting costs allocated to Shipper under this Contract.

B. Shipper shall be responsible for all charges directly and specifically assessed upon the Cargo as well as independent inspection and gauging of the Cargo, wharfage, and pipeline tolls (“Pipeline Tolls”) except as otherwise provided in this Contract. For Pipeline Tolls, Carrier shall prepare and submit the required documentation and compute the amount of fees due and Shipper shall be solely responsible for all Pipeline Toll amounts, either by Shipper making direct payment to the toll assessing entity or as a reimbursement to Carrier.

C. Except as otherwise provided in this Contract, Shipper is responsible for, and Vessel Hire rates exclude, port costs, pilotage, taxes as provided in Section 4.6.A, required clearance or entry permits for the Vessels and expenses upon or in connection with the tow, line handling charges, service of assist tugs at the Optional Discharge Ports and at any other port not listed on Exhibit G, escort vessels (if required by applicable Law) and standby vessels.

D. Except as provided in Section 4.6.A, Shipper shall be solely responsible for Hawai’i General Excise Tax, to the extent applicable, on the Hire of the Vessel and on other costs that are specifically allocated to Shipper under this Contract.

E. Carrier shall be solely responsible for the expenses set forth in Section 4.6.B, Section 4.6.C, and Section 4.6.D when such expenses are incurred for Carrier’s purposes only, or when the Vessels are Off-Hire.

4.7 Hire Earned. Hire is earned by [...] on a [...] basis, excluding periods when the Tug or Barge are [...].

4.8 Billing, Payment, and Disputes. Shipper shall pay Hire on a monthly basis in advance, with such payment being due on the first day of each Month. Shipper shall pay all other allowed charges to Carrier’s business office address first set out above within forty (40) Days after Shipper’s receipt of Carrier’s monthly invoice. Invoices for charges must be accompanied by appropriate supporting documents. In cases of dispute as to the amount of payment due, Shipper shall not withhold any amounts due Carrier except for those amounts in dispute. Shipper will notify Carrier in writing of any such disputed amounts within fifteen (15) Days following Shipper’s receipt of Carrier’s invoice. Disputes as to invoices shall be resolved pursuant to Article 17 (Governing Law, Jurisdiction, and Venue).

4.9 Waiver of Claims. Any claim for Hire and/or charges pursuant to Article 4 (Rates, Charges, and Expenses), only, shall be deemed waived, extinguished and absolutely barred if such claim is not received by Shipper or Carrier, as the case may be, in writing with supporting documentation within one hundred eighty (180) Days from the date of final discharge of the Cargo on the voyage with respect to which said claim arises. This provision shall not apply with respect to any other claims which might arise under this Contract.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

5. Scheduling.

5.1 Scheduling. Carrier and Shipper understand and agree that to meet Shipper’s requirement for the most efficient scheduling, loading and discharging of the Barge will require the general cooperation of each party. To facilitate this objective, Shipper shall submit in writing to Carrier by the 20th of every Month (or the next business day (“Business Day”) thereafter) during the term of this Contract a proposed voyage schedule for the following Month stating the anticipated Cargo loading and discharging times and locations. Carrier shall make the appropriate berth reservations and other such arrangements consistent with said schedule. Carrier shall confirm to Shipper within three (3) Business Days of Carrier’s receipt of Shipper’s schedule the making of such reservations and arrangements. It is understood and agreed that this proposed voyage schedule is not binding on Shipper and is to be used only as a best-efforts estimate of Shipper’s requirements.

5.2 Notice of Cancellation or Delay. Shipper will endeavor to advise Carrier, as promptly as is reasonably practical, of the cancellation or delay of previously scheduled and confirmed service, giving at least twenty-four (24) hours notice for cancellation or delay of a scheduled and confirmed service and at least twenty-four (24) hours notice for cancellation or delay of scheduled and confirmed shifting service. If less than twenty-four (24)
hours notice of cancellation or delay of scheduled and confirmed services is given to Carrier, then Shipper will pay for costs actually incurred by Carrier for Carrier’s Crew and Tankermen to travel to the discharge port, including wages earned during such travel. Carrier shall exercise its best efforts to minimize such costs by employing such mobilized Tankermen and Crew on its other vessels or otherwise utilizing their services. Carrier will advise all affected parties, as promptly as is reasonably practical, of the cancellation or delay of previously scheduled and confirmed service.

6. Maintenance Services and Other Requirements.

6.1 Maintenance of the Tug and Barge. Carrier shall be solely responsible for the maintenance of the Tug and Barge and all cost associated therewith to ensure that the Vessels are in full compliance with the requirements set forth in this Contract at all times. Carrier specifically covenants and agrees that it will maintain the Vessels, their appliances and appurtenances, in a state of repair that will allow for safe and efficient operation throughout the term of this Contract, including, without limitation, keeping the Vessels in full unexpired certification as may be required by the USCG or any other Government Authority having jurisdiction over the safe and efficient operation of the Vessels. Carrier shall, at its sole expense, regularly drydock the Vessels for the purpose of keeping the Vessels in full unexpired certification and assuring that the Vessels meet all USCG requirements and are in compliance with all applicable Laws, with all charges incurred in connection therewith to be for Carrier’s account. In addition to regular scheduled drydocking, Carrier, at its sole expense, may also schedule and perform regular maintenance on or minor repair to the Vessels that requires Carrier to remove the Vessels from service without drydocking. Shipper and Carrier agree to arrange scheduled shipments to accommodate required maintenance periods exclusive of drydockings, of up to ten (10) continuous Days, but not to exceed twenty (20) total Days, annually. If any single period of scheduled or unscheduled maintenance or repair that prevents the Vessels from providing service exceeds thirty-six (36) continuous hours, then at the expiration of such thirty-six (36) hours, the

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Vessels will go Off-Hire until the Vessels are returned to service. The Vessels will remain on Hire if the Barge remains in service for loading or discharge during maintenance or repairs to the Tug. Carrier will make best efforts to provide Shipper with a minimum of thirty (30) Days’ advance notice of each scheduled required maintenance period; provided, however, that Carrier must notify Shipper in writing no later than ninety (90) Days prior to the first Day of any period when the Vessels are expected to be out of service and unavailable for service hereunder because of scheduled drydocking in order to permit arrangement of scheduled shipments. Carrier shall designate a company representative to liaise with Shipper and report on the fulfillment of Carrier’s responsibility to carry out routine hull and equipment inspections, preventative maintenance and schedule of Vessel repair, maintenance and drydocking. For all scheduled and unscheduled repairs, scheduled drydockings, or emergency drydockings under Article 6 (Maintenance Services and Other Requirements), Carrier must comply with the substitution requirements set forth in Section 2.5 (Substitution).

6.2 Scheduled Drydocking.

A. [...] shall provide a Substitute Tug in accordance with the time requirements stated in Section 2.5.B.(1) (Tug), to perform the Services that satisfies all of the requirements for the Tug set forth in this Contract during any period that the Tug undergoes scheduled drydocking. The Substitute Tug will be delivered for use by Shipper to a [...] to that at which the Tug was [...] to [...] of its [...] for Shipper prior to scheduled drydocking. At the completion of drydocking, the Tug will be [...] by Carrier for use by Shipper to a [...] to that at which the Substitute Tug was [...] to [...] of its [...] for Shipper during such substitution. [...] is solely [...] for [...] and [...] of any [...] in the [...] of the Substitute Tug or [...] of the Tug.

B. [...] shall [...] a [...] in [...] with the [...] stated in Section 2.5.B.(2) (Barge), to [...] the [...] that [...] all of the [...] for the [...] as set forth in Section 2.5.B.(2) (Barge) during [...] that the [...]. The [...] will be [...] for [...] by [...] to a [...] as mutually agreed upon by Shipper and Carrier. At the completion of drydocking the Barge will be redelivered for use by Shipper to a [...] to that at which the [...] was released to [...] immediately following the [...] of its last voyage for Shipper during such [...]. If [...] does not provide a [...] the [...], [...] shall commence upon [...] of [...] of the final Cargo [...] to such [...] and shall continue until the [...] and [...] are both again [...] and [...] to the [...] or an [...] the [...] to [...] next [...]. [...] is solely responsible for all [...] and [...] of any [...] in the [...] of the [...] or [...] of the [...] and [...]. [...] shall reimburse [...] for the [...] of [...] of [...] that are [...] as a result of [...] of the [...] and [...] while [...] the [...] for [...].

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

6.3 Emergency Drydocking. If a Vessel requires emergency drydocking while under hire by Shipper, the Vessel may proceed to an appropriate port upon Carrier’s determination that such emergency drydocking is required. Provided the cause for the emergency drydocking is not solely attributable to Shipper’s negligence, Carrier is solely responsible for all cost and expense associated with placing the Vessel in emergency drydock including, without limitation, all towing, pilotage and fuel expenses, from the time that Carrier proceeds to emergency drydock up to the time that the Vessel is redelivered to Shipper for service. The cost of fuel used during such emergency drydocking will be charged to Carrier by Shipper at the price charged to Shipper by its bunker supplier at the last supply port and reimbursed by Carrier to Shipper within thirty (30) Days of Carrier’s receipt of Shipper’s invoice. If the cause of the emergency drydocking is solely attributable to Shipper’s negligence, the cost and time required for such emergency drydocking shall be the same as for a scheduled drydocking under Section 6.2 (Scheduled Drydocking).

If emergency drydocking occurs at a port where the Vessel is to load, discharge or bunker for Shipper, Hire will be suspended from the time the Vessel receives free pratique on arrival, if in ballast, or upon completion of discharge of the Cargo, if loaded, up to the time that the Vessel is redelivered to Shipper for service. If emergency drydocking occurs at a port other than where the Vessel loads, discharges or Bunkers for Shipper, the following time and Bunkers shall be deducted from Hire: total time and Bunkers, including the time and Bunkers spent at the port of call where the emergency drydocking occurs from the actual voyage from last port of call under Shipper’s order to next port of call under Shipper’s orders, less historical voyage time and Bunkers for the direct voyage from last port of call to next port of call.

6.4 Lay-up. Subject to Carrier’s approval which will not be unreasonably withheld, [...] may lay-up the Barge (“Lay-up”) at a [...] for [...] or [...] of the [...] shall continue to [...]. Notwithstanding the foregoing, any amount that [...] as a result of the [...] in the [...], including without limitation, [...] that [...] as a result of the Lay-up, [...] and [...] to keep the [...] and [...] during the Lay-up period shall be [...]. [...] is solely [...] for all [...] from Lay-up expenses, including [...].

6.5 Other Required Services. As part of the Services, Carrier shall provide the following to Shipper: coordinating with Shipper and consignees for the loading and discharge of the Cargo from the Barge; making scheduling arrangements for berthing and pilotage at ports or places of call; making follow-up arrangements when necessary due to schedule changes, weather and other operational considerations, whether anticipated or unanticipated; scheduling the loading and discharge of the Cargo from the Barge to meet required arrival and sailing times; preparing Cargo loading plans for the Barge; and other such services as may be reasonably contemplated to fall within the scope of the Services and are mutually agreed upon by the Parties. Carrier is responsible for computing and filing with the State of Hawai‘i documentation for the Pipeline Tolls for Cargo loaded at Barbers Point Harbor or Honolulu Harbor Pier 30 and Cargo discharged at various ports around the State of Hawai‘i as referenced in Exhibit G. Shipper shall be solely responsible for all Pipeline Toll amounts, either by Shipper making direct payment to the toll assessing entity or as a reimbursement to Carrier.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

7. Insurance.

7.1 Carrier’s Insurances. Carrier shall, at its sole expense including the expense of deductibles, premiums, calls and policy charges, procure and maintain the following insurances for the duration of this Contract.

A. Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters and insured for an agreed value as between Carrier and Carrier’s underwriters subject to The American Institute Hull Clauses (June 2, 1977). The Hull and Machinery Insurance shall include coverage for War Risks, Strikes, Riots, and Civil Commotions.

B. Protection and Indemnity Insurance ("P&I Insurance") for the Vessel, which P&I Insurance shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club that is a member of the International Group of P&I Clubs (“IG”) with coverage at as contemplated by the rules of the Carrier’s IG P&I Club, or with a commercial insurance company(ies) per Form SP-23 or equivalent and in which the so called “Other than Owner/As Owner” clause shall be deleted, with navigation limits adequate for the Vessel’s trade and covering Carrier’s Vessels used under this Contract. The P&I Insurance shall include coverage for injury to or death of passengers, master, mates, and crew, including, but not limited to transportation, wages, maintenance and cure, the Jones Act and Death on the High Seas Act; collision and towers liability; pollution liability; war risks; and removal of wreck/debris with a total limit not less than $1,000,000,000 per occurrence. If pollution liability coverage is not provided by the P&I Insurance, coverage may be provided per the Water Quality Insurance Syndicate or Safe Harbor Pollution Insurance forms, or equivalent, including, but not limited to all such liability arising under international, federal, state or local laws, rules or regulations with a total limit not less than $1,000,000,000 per occurrence. Such coverage shall include misdirected arrow protection in favor of Shipper and Shipper to have the option of requiring that it be named as a co-assured or as a joint member under Carrier’s P&I Club entry, but only to the extent permitted by the rules of the Carrier’s IG P&I Club. The P&I Insurance, (together with Carrier’s other liability insurance), must also include cargo legal liability for cargo loss/damage, with a total limit, primary and excess, not less than $25,000,000 per occurrence.

C. Standard Workers Compensation, Employers Liability, and Maritime Employers Liability insurance endorsed to be applicable to the State of Hawaiʻi as well as the Longshore Act, with statutory limits for workers compensation and Employers’ liability with minimum limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit of liability.

D. Marine General Liability Insurance with minimum limits of $10,000,000 per occurrence.

E. Contractual Legal Liability Insurance, through the P&I Insurance and other liability insurance, with minimum limits, primary and excess, of $25,000,000 per occurrence.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

7.2 Conditions Applicable to Carrier Insurances. The foregoing insurances shall be subject to the following additional conditions.

A. Carrier’s insurances shall be subject to review and approval by Shipper with respect to insuring forms, conditions, deductibles, limits and underwriting security, at the inception of the initial term of this Contract as well as at any renewal or reissuance thereafter.

B. Carrier will cause its insurers to waive all rights of subrogation which Carrier or its insurers may have against Shipper to the extent of the liabilities and responsibilities allocated under this Contract and subject to the rules of the Carrier’s IG P&I Club.

C. Carrier’s insurance policies (except for Workers Compensation insurance) providing the insurance coverage required in this Contract must be endorsed to (i) name Shipper as an additional insured to the extent of the liabilities and responsibilities allocated under this Contract and (ii) be primary in respect to the insurance carried by Shipper, each to the extent of the liabilities and responsibilities allocated under this Contract but only to the extent permitted by the rules of the Carrier’s IG P&I Club (with additional cost, if any, for Shipper’s account).

D. Before performance of this Contract, Carrier shall file with Shipper’s designated representative certificates of insurance, or other documentary evidence acceptable to Shipper, certifying that each of the foregoing insurance coverages is in force, and further providing that Shipper will be given thirty (30) Days’ written notice of any material change in, cancellation of, or intent not to renew any of the required policies. Carrier shall provide new insurance certificates reflecting the required policies prior to the expiration date of any coverage. Receipt of any certificate showing less coverage than required is not a waiver of Carrier’s obligation to fulfill the coverage requirements.

7.3 Failure to Procure Carrier Insurance. In the event Carrier fails to procure and/or maintain an insurance as required above, an insurance fails for any reason (including, without limitation, breach of policy condition or warranty) and/or an insurer otherwise refuses or is unable to pay, the Carrier shall be deemed an insurer or self-insurer, shall accept and pay claims which would have otherwise been submitted to the failed insurance and shall indemnify and hold harmless (including legal fees and costs) the Shipper of and from any loss, damage, expense, claim, liability and/or suit resulting from such failure.

7.4 Shipper Insurance. Without prejudice to, or otherwise diminishing Carrier’s or Shipper’s duties under any Indemnity Clause(s) stated in this Contract, Shipper shall, at its sole expense including the expense of deductibles, premiums, and policy charges, procure and maintain the following insurances for the duration of this Contract:

A. All Risk Cargo Insurance upon all Cargo, including coverage for shortage and containment (except for claims for contamination pursuant to Section 8.1.D.(3), to the full delivered values of such Cargo including freight and insurance;

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

B. Standard Workers Compensation, Employers Liability, and Maritime Employers Liability Insurance endorsed to be applicable to the State of Hawaiʻi as well as the Longshore Act, with statutory limits for workers compensation and Employers’ liability with minimum limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit of liability.

C. Industry standard Contractual Legal Liability Insurance insuring Shipper’s obligations pursuant to this Contract, with minimum limits, primary and excess, of $25,000,000 per occurrence.

Shipper will cause its insurers to waive all rights of subrogation that Shipper or its insurers may have against Carrier to the extent of the liabilities and responsibilities allocated under this Contract. Shipper’s insurance policies required in this Contract (except for Workers Compensation insurance) must be endorsed to (i) name Carrier as an additional insured (except for All Risk Cargo insurance) and (ii) be primary in respect to the insurance carried by Carrier, but only to the extent of the liabilities and responsibilities allocated under this Contract.

Shipper to provide Carrier certificates of insurance, or other documentary evidence acceptable to Carrier, certifying that each of the foregoing insurance coverages is in force, and further providing that Shipper will be given thirty (30) days’ written notice of any material change in, cancellation of, or intent not to renew any of the required policies. Shipper shall provide new insurance certificates reflecting the required policies prior to the expiration date of any coverage. Receipt of any certificate showing less coverage than required is not a waiver of Shipper’s obligation to fulfill the coverage requirements.

Shipper may elect to self-insure in whole or in part with respect to the obligation to provide All Risk Cargo Insurance. In the event that Shipper chooses to self-insure or fails to procure the required All Risk Cargo Insurance, Shipper will be deemed the insurer or self-insurer, shall accept and pay all claims which would otherwise be covered, and shall indemnify and hold harmless (including costs and legal fees) the Carrier from any loss, damage, claim, liability and/or suit which would have been covered by such insurance. Shipper shall be solely responsible for all uninsured loss of cargo.

8. Liability and Indemnity.

8.1 Carrier.

A. Assist Tugs and Pilots. In addition to any other indemnification obligations Carrier may have elsewhere in this Contract, Carrier shall indemnify, defend and hold harmless Shipper, its successors, permitted assigned, affiliates, controlling persons, directors, officers, employees, servants and agents (including but not limited to contractors, subcontractors and the employees of any of them) as well as the Cargo suppliers, receivers and any other contractors, subcontractors and the employees, representatives, servants and agents of all of the foregoing of and from (including legal fees and costs) any and all losses, damages, expenses, liabilities, claims and/or suits of any type or nature whatsoever, whether to third parties or otherwise, arising from or relating to

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

the acts or omissions of any assist tugs, escort tugs, or standby vessels, or of the Master, officers or crew of any of them. If pilots licensed by the State of Hawai‘i are carried on the Vessels, or if the same are Law or custom, the foregoing indemnity shall also apply to such pilots, who shall be deemed the servants of and in the service of Carrier and under Carrier’s instructions.

B. Hazardous Materials. Should Shipper incur any liability under Chapter 128D, of the Hawai‘i Revised Statutes or other relevant state or federal laws or regulations as a result of an escape or discharge of oil occurring during Carrier’s period of responsibility or otherwise arising out of or relating to responsibilities which Carrier has assumed pursuant to this Contract, Carrier shall indemnify, defend and hold harmless Shipper of and from all damage, loss, fine, penalty, claim, demand, suit, cost or expense (including reasonable attorneys’ fees and costs as well as court costs) arising out of such liability.

C. Environmental/Pollution Risks. Carrier is responsible for and shall indemnify, defend and hold harmless Shipper, its directors, officers, employees and agents from and against all liabilities, damages, losses, fines, penalties, claims, demands, suits, costs, expenses (including legal fees and costs), and proceedings of any nature whatsoever directly or indirectly arising from pollution damage (“Pollution Damage”). Pollution Damage means loss or damage caused by the escape or discharge of the Cargo or any pollutant from the Vessels, wherever such escape or discharge may occur during Carrier’s period of responsibility for the Cargo, and includes the costs or preventative measures, wherever taken, and further loss or damage caused by such preventative measures or disposal of oil or hazardous materials. This obligation to indemnify, defend and hold Shipper harmless also applies to:

(1) damages and claims as defined in the OPA;

(2) the reasonable costs of any required or necessary repair, cleanup or detoxification of an area of oil or hazardous material and the preparation and implementation of any closure, remedial or other required plans;

(3) the reasonable costs of the investigation of any environmental claims by Shipper;

(4) the reasonable cost of Shipper’s enforcement of this Contract; and,

(5) all reasonable costs and expenses incurred by Shipper in connection with Section 8.1.C.(1), Section 8.1.C.(2), and Section 8.1.C.(4), including, without limitation, reasonable attorneys’ fees and costs as well as court costs.

D. Other. In addition, Carrier shall also be solely responsible for:

(1) all loss or damage to the Vessel(s), howsoever caused and regardless of whether resulting from Shipper’s negligence or otherwise;

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

(2) all liabilities for bodily injury, illness or death of Carrier’s employees, howsoever caused and regardless of whether resulting from Shipper’s negligence or other legal fault;

(3) notwithstanding Carrier’s period of
responsibility, all liabilities occurring after the Cargo has passed the Barge hose flange connection to the shore riser at discharge arising out of or relating to Carrier’s misidentification of the type of Cargo being pumped, or Carrier pumping incorrect Cargo or Carrier pumping from the incorrect tank; and

(4) all liabilities resulting from Carrier’s operation of the Vessels under this Contract.

8.2 Shipper. Shipper’s responsibility is limited to the following:

A. loss or damage to the Cargo, including shortage and contamination of the Cargo (other than contamination pursuant to Section 8.1.D.(3), arising out of or relating to the transportation and/or handling of the Cargo by Carrier or others, specifically to include general average and salvage contributions, howsoever caused and regardless of whether resulting from Carrier’s negligence, deviation, the unseaworthiness of a Vessel or otherwise;

B. all liabilities for bodily injury, illness and/or death of Shipper’s employees, howsoever caused, and regardless of whether resulting from Carrier’s negligence or other legal fault, or the unseaworthiness of a Vessel; and

C. loss, damage, or liability caused solely by Shipper’s negligence that is not allocated to Carrier under Section 8.1 (Carrier).

8.3 General Conditions. To the extent any other provision of this Contract specifically allocates liability, such provision shall be deemed included herein, except in the event of conflict between such other provision and this Section 8.3 (General Conditions), such other specific provision shall override the liability allocation set forth in this Section 8.3 (General Conditions). To the extent no provision of this Contract addresses a specific liability which has arisen, the allocation of that liability shall be based upon the respective fault and/or legal responsibility of each Party.

For purposes of this Article 8 (Liability and Indemnity): the term "liability(ies)" shall be deemed to include all third party liabilities or legal obligations of the party to whom such liability is allocated, including, without limitation, demand, claim, proceeding, suit, fine and/or penalty; the term "loss or damage" shall be deemed to include first party claims for loss or damage, including, without limitation, physical damage as well as direct economic loss (not otherwise excluded in this Contract) but shall not include any "liability(ies)"; and, the term "transportation and handling" shall be interpreted comprehensively to include Carrier’s receiving the Cargo at loading locations, stowage, trimming, securing, transportation, delivery, discharge and all other handling by Carrier with respect to the Cargo.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

8.4 Indemnification. Each party shall indemnify, defend and hold the other party harmless (including attorneys’ fees and costs as well as court costs) of and from any charge, loss, damage, claim, liability and/or suit allocated to it pursuant to this Article 8 (Liability and Indemnity) or elsewhere in this Contract; in furtherance of the foregoing, each party shall waive any exclusivity of remedy or immunity from suit afforded by any workers compensation or similar law. The Parties intend for the allocation of liabilities stated in this Article 8 (Liability and Indemnity) to apply to claims based on allegations of gross negligence to the extent permitted by applicable Law; but claims based on willful or intentional misconduct are excluded from the above stated allocation of liabilities and indemnity.

9. Liberties. The Vessels shall have liberty to sail with or without pilots, tow or be towed, and to deviate for the purpose of assisting vessels in distress, saving life or property at sea, landing any ill or injured person on board or taking on fuel, supplies or other necessaries, or for repair, provided that if it is necessary for the Tug to leave the Barge during any such deviation, the Barge shall be left in a position of safety and the service shall be resumed immediately upon completion of the deviation, except Carrier may at any time without penalty take such reasonable action as necessary for the saving of life at sea. Shipper shall not be responsible for any charge, cost or expense incurred by Carrier, the Vessels and/or the Cargo during the period of any such deviation.

10. Force Majeure.

10.1 Force Majeure Events.

A.    The term force majeure (“Force Majeure”) as used in this Contract means any occurrence that: i) in whole or in part delays or prevents a Party’s performance under this Contract; ii) is not the direct result of the fault or negligence of that Party; iii) is not within the control of that Party notwithstanding such Party having taken all reasonable precautions and measures in order to prevent or avoid such event; and iv) the Party has not been able to overcome by the exercise of due diligence.

B. Subject to the foregoing, events that could qualify as Force Majeure include, but are not limited to: i) acts of God, flooding, lightning, landslide, earthquake, fire, drought, explosion, epidemic, pandemic, quarantine, storm, hurricane, tornado, volcano, other natural disaster or unusual or extreme adverse weather-related events; ii) war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, insurrection, revolution, expropriation or confiscation; iii) except as otherwise provided in this Contract, a direction of any Governmental Authority limiting Shipper’s recovery of all allowable costs incurred under this Contract; or iv) except as otherwise provided in this Contract, strikes, work stoppage or other labor disputes (in which case the affected Party shall have no obligation to settle the strike or labor dispute on terms it deems unreasonable).

C. Force Majeure, however, does not include: i) a strike, work stoppage, or labor dispute by a third party engaged by Carrier in support of its performance pursuant to this Contract; ii) any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Carrier, unless such acts or

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

omissions are themselves caused by an event of Force Majeure as herein defined; iii) changes in market conditions that affect the cost of Carrier’s supplies, or that otherwise render this Contract uneconomic or unprofitable for Carrier; iv) Carrier’s inability to obtain government approvals or approvals of any type concerning the Services to be performed by Carrier hereunder, or Carrier’s loss of any such governmental approvals once obtained; or v) litigation or administrative or judicial action pertaining to Carrier’s interest in this Contract or any government approval required for Carrier to perform the Services.

D. Section 10.1.F defers or limits certain liabilities of a Party for delay and/or failure in performance to the extent such delay or failure is the result of conditions or events of Force Majeure; provided, however, that a non-performing Party is only entitled to such limitations or deferrals of liabilities as and to the extent the following conditions are satisfied: i) the non-performing Party gives the other Party, within seventy-two (72) hours after the Force Majeure condition or event begins, written notice stating that such non-performing Party considers such condition or event to constitute a Force Majeure and describing the particulars of such Force Majeure condition or event; ii) The non-performing Party gives the other Party, within fourteen (14) Days after the Force Majeure condition or event begins, a written explanation of the Force Majeure condition or event and its effect on the non-performing Party’s performance, which explanation shall include evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure; iii) the suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure; iv) the non-performing Party proceeds with due diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and v) when the non-performing Party is able to resume performance of its obligations under this Contract, such Party shall give the other Party written notice to that effect.

E. The Party excused from performance under this
Contract shall make all reasonable efforts to cure, mitigate or remedy such Force Majeure event.

F. Neither Party shall be liable in any manner for any delays or failures in its performance under this Contract as and to the extent (i) such failures or delays are substantially caused by conditions or events of Force Majeure, and (ii) the conditions of Section 10.1.E are satisfied. Except as otherwise expressly provided for in this Contract, the existence of an event of Force Majeure shall not relieve the Parties of any payment obligations under this Contract, or relieve any other obligations under this Contract to the extent that performance of such obligations is not precluded by the event of Force Majeure.

G. Either Party may terminate this Contract should an event or act of Force Majeure continue uninterruptedly for a period of sixty (60) Days, upon five (5) Days’ advance notice to the other Party. An event of Force Majeure limited by location or impact to less than all loading and discharging ports designated in Exhibit G, will not affect this Contract for loading and discharging ports that are not affected by Force Majeure.

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10.2 Carrier’s Obligation. Carrier’s obligations, including, but not limited to, performing the Services, shall be reduced or suspended for any period in which an event or act of Force Majeure exists as to Carrier and which cannot be overcome by Carrier through providing Shipper with a suitable substitute service as identified in Section 2.5 (Substitution), above. In the event of any reduction or suspension of Carrier’s obligation to render service due to Force Majeure, Shipper may obtain services from another operator for the period of such Force Majeure.

10.3 Shipper’s Obligation. Shipper’s obligations under this
Contract shall be reduced or suspended for any period in which an event or act of Force Majeure exists as to Shipper, or Shipper’s supplier, either singularly or collectively. However, nothing in this Section 10.3 (Shipper’s Obligation) shall excuse Shipper from its obligation to make payments of monies due hereunder for services rendered prior to said act or event of Force Majeure.

11. Limitation of Liability.

11.1 Limitation of Liability. Except as otherwise agreed in this Contract, Carrier and Shipper shall be entitled to assert by way of limitation of liability any principle of law or provision of any statute or regulation of the United States that would afford either Carrier or Shipper a limitation of such liability. For purposes of such limitation of liability, Shipper and Carrier waive any claim that this Contract or anything contained herein is a personal contract of the other party.

11.2 Not a Demise. The Parties agree that this Contract shall be construed as a contract for private carriage and not a demise or bareboat charter, and that no provision of this Contract shall be construed as creating a demise or bareboat charter of the Vessels or either of them to Shipper.

12. General Average. In the event of imminent danger, peril, disaster, damage or accident before or after the commencement of the voyage, subjecting the Tug, Barge and Cargo to a common peril, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, Carrier is not responsible by statute, contract or otherwise, Shipper and the owners of the Cargo shall contribute with Carrier in general average to the payment of any sacrifices, losses or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the Cargo. If a salving ship is owned or operated by Carrier or its affiliates, salvage shall be paid for based upon the regular hourly rates hereunder.

General Average shall be adjusted, stated, and settled according to York/Antwerp Rules 1994 at Honolulu or such other place as the Parties may agree, and as to matters not therein provided for, according to laws and usages of the port selected (except that any payment made by Carrier to Shipper pursuant to Section 8.1.B and Section 8.1.C, and Article 13 (Pollution), or to any governmental agency (whether federal, state or local) or to others to remove oil or a threat of oil pollution, as well as any other payments, with respect to the Vessel or Carrier’s liability for the release of oil, shall not be deemed to be General Average sacrifices or expenditures).

If a General Average statement is required, it shall be prepared by adjusters jointly appointed by Carrier and Shipper, who are to attend to the settlement and collection of the General

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Average, subject to customary charges. General Average Agreements and/or security shall be furnished by Carrier and/or Shipper, if requested. Any cash deposit being made as security to pay General Average and/or salvage shall be remitted in a duly authorized and licensed bank at the place where the General Average statement is prepared.

13. Pollution.

13.1 Compliance.

A. Throughout the term of this Contract, Carrier and the Vessels will comply with all applicable Laws with respect to oil spills or other water pollution liability or prevention applicable to the Vessels loading at, discharging at, entering, leaving, remaining or passing through ports, places or waters in the performance of the Services. Carrier shall indemnify, defend and hold harmless Shipper against Pollution Damage as required under Section 8.1.C (Environmental/Pollution Risks) resulting from Carrier’s failure to comply with all applicable Laws as set forth in this Section 13.1 (Compliance).

B. Carrier, at its sole risk and expense, shall comply with all applicable Laws concerning equipping the Vessels, insurance, bonds, securities or other evidence of financial responsibility, capability or security, USCG approved Vessel-specific oil spill response plan and related employee training, formal drills and exercises, and otherwise and shall obtain all such certificates and documentary evidence and take all such other action as may be necessary to satisfy such Laws including, but not limited to, those found at 33 CFR parts 151, 153, 154, 155, 156 and 157 and the U.S. Federal Water Pollution Control Act (Clean Water Act) 33 U.S.C. §1251 et seq. (1972), and the OPA as amended. The Vessels shall carry onboard a current USCG Certificate of Financial Responsibility (Water Pollution). Carrier agrees to indemnify, defend and hold harmless Shipper against any and all claims, damages, losses, liabilities and expenses, including, but not limited to, reasonable attorneys’ fees and costs as well as court costs and all other consequences resulting from its failure to accomplish the foregoing.

13.2 Oil Spill Response Plan. Carrier shall provide Shipper with copies of the contingency and spill response plans approved by and on file with the USCG and other Government Authorities having jurisdiction over such matters. The spill response plan must include a first aid response within the first thirty (30) minutes of an incident and a reliable source of follow-up clean up supplies (e.g. booms, skimmers, vacuum trucks, manpower, etc.). As evidence of its ability to access such oil spill response resources, Carrier warrants that it will provide sufficient oil spill response capability with respect to minor, medium and major oil spill events occurring in near-shore and open-ocean environments by maintaining contracts for spill response service with the MSRC or National Response Corporation throughout the term of this Contract and any Extended Term, all of which shall be at Carrier’s sole expense, including the expense of any assessment by such organizations based upon the Cargo or the quantities and/or types of Cargo transported.

Information provided to Shipper with respect to Carrier’s oil spill response plan should include, but not be limited to, the following:

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

A.    Carrier’s Incident Command System (ICS) response team format.

B.    The communication flow chart including names and 24-hour contacts of Carrier’s Qualified Individual and other key participating company personnel.

C.    The procedures for assembly of Carrier’s response team.

D. The check list for reporting minor oil spill events and the check list that assists shore personnel in obtaining accurate information about major spill events from the Vessel.

E. The contact reference data for oil spill responders contracted to provide assistance to Carrier.

13.3 Pollution Mitigation. When a release, escape or discharge of petroleum product (including the Cargo) or any other hazardous substance into the surrounding environment occurs from the Tug or the Barge at any time, or from the Vessels during Carrier’s period of responsibility or while such petroleum product or other hazardous substance is in Carrier’s care, custody and control, or is otherwise caused by the Vessels or Carrier’s personnel, Carrier is obligated and agrees to immediately take, at its sole expense, whatever measures are necessary to retrieve and/or remove such petroleum product or other hazardous substance from the environment, clean up and restore the affected environment and assume and respond to every loss, damage, expense, claim, liability, suit, fine, penalty and/or other consequence of any type or nature, whether involving Carrier, Shipper or others arising out of or relating to such release, escape or discharge. Carrier shall immediately inform Shipper of any such release, escape or discharge, of measures taken in response as well as any loss, damage, expense, claim, liability, suit, fine, penalty and other consequence arising therefrom. No Vessel or other charges will be incurred for Shipper’s account with respect to such release, escape or discharge.

14. Change of Ownership of Carrier. Carrier shall provide Shipper with sixty (60) Days advance written notice of any change of ownership or control of Carrier from that in existence on the Execution Date that either separately or cumulatively in conjunction with all other changes occurring from the Execution Date involves more than forty nine percent (49%) of the ownership interest/stock of Carrier, including voting rights associated with such ownership interests/stock. Shipper shall have the right to request reasonable information with respect to such change of ownership or control, and Carrier shall provide such information promptly to Shipper.

15. Termination.

15.1    Termination of Automatic Renewal. Either Party may terminate the automatic renewal of this Contract pursuant to Section 1.2 (Option to Extend Term). Carrier may terminate the automatic renewal of this Contract for any Extended Term period by providing Shipper with written notice of such termination three hundred sixty-five (365) or more Days prior to the expiration of the then current term. Shipper may terminate the automatic renewal of this Contract for any Extended Term period by providing Carrier with written notice of such termination one hundred-eighty (180) or more Days prior to the expiration of the then current term.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

15.2    Termination Based Upon Default. This Contract may be terminated by a Party upon the default of the other Party as set forth in this Section 15.2 (Termination Based Upon Default). A Party contending that the other Party is in breach of this Contract shall provide written notice thereof to such other Party, identifying with particularity the breach which, if left uncured, would constitute a default under this Contract. The other Party shall have thirty (30) Days following its receipt of such notice of breach or such other period of time as may be mutually agreed upon by the parties to cure the claimed breach. Should the other Party fail to cure the breach within the time allowed that Party shall be considered in default under this Contract and the Party invoking this Section 15.2 (Termination Based Upon Default) may terminate this Contract for default by the other Party.

15.3    Termination in Specific Instances. This Contract may be terminated by Shipper upon the occurrence of any of the following:

Failure of Carrier to maintain:

(1) insurances as required under this Contract;

(2)    certification under American Waterways Operators Responsible Carrier Program (or equivalent);

(3) certification under ISO 9001 (or equivalent);

(4)     classification by the American Bureau of Shipping; or

(5) certification of the Barge by the USCG;

(6) suitable equipment, including substitute Vessels, pursuant to Article 2;

(7) seaworthiness under provisions of Section 2.6 (Seaworthiness);

(8) drug and alcohol testing procedures for Tug personnel and Tankermen; and,

(9) recommended and required inspection and maintenance of the Tug and Barge.

B. Total loss or constructive total loss of the Barge pursuant to Section 15.6 (Total Loss of Barge).

C.    The Vessels suffering more than three (3) minor oil spills (less than 10,000 gallons but more than 1,000 gallons) in a Year.

D.    The Vessels suffering more than one (1) medium oil spill (10,000 to 100,000 gallons) in a Year.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

E.    The Vessels suffering a single large oil spill (over 100,000 gallons) during the term of this Contract.

In the event any of the above should occur, Shipper may terminate this Contract upon five (5) Days advance written notice to Carrier.

15.4    Termination for Substandard Performance.

A. This Contract may be terminated by Shipper based upon the substandard performance by Carrier of its obligations hereunder. Should Shipper believe Carrier’s performance is substandard and wish to terminate this Contract pursuant to Section 15.4 (Termination for Substandard Performance), Shipper shall inform Carrier accordingly by providing to Carrier Shipper’s written statement of substandard performance that shall include a detailed explanation, with particulars and documentation available to Shipper of each instance in which it alleges Carrier’s performance was substandard. Carrier shall have thirty (30) Days from Carrier’s receipt of Shipper’s written statement of substandard performance in which to respond to the same in writing. If Carrier fails to respond in writing within said thirty (30) Days, Shipper may terminate this Contract by providing Carrier with written notification of such termination, specifying in such notice the precise date for termination. If Carrier responds in writing within thirty (30) Days of receipt of Shipper’s written statement of substandard performance, proposing to cure the instance(s) of substandard performance, including the specifics of such cure, Shipper shall have the option, which must be exercised promptly, of accepting such cure and agreeing with a date by which such cure must be completed, or rejecting the proposed cure and requiring resolution pursuant to Article 17 (Governing Law, Jurisdiction, and Venue). Should Carrier contest Shipper’s allegations of substandard performance and do so in writing to Shipper within thirty (30) Days of receipt of Shipper’s written statement of substandard performance, either Party may compel resolution of the dispute pursuant to Article 17 (Governing Law, Jurisdiction, and Venue).

B. Substandard performance by Carrier as contemplated in Section 15.4.A may include but is not be limited to:

(1) Carrier’s failure to maintain suitable equipment, including substitute Vessels, pursuant to Section 2.5 (Substitution);

(2)    Carrier’s failure to maintain and apply satisfactory drug and alcohol testing procedures for Tug personnel and Tankermen;

(3) Carrier’s failure to obtain and perform both recommended and required inspections and maintenance of the Tug and Barge;

(4) Carrier’s failure to meet any seaworthiness requirement as set forth in Section 2.6 (Seaworthiness);

(5)    Carrier’s failure to timely report events to Shipper as set forth in Section 3.9 (Safety Program);

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

(6) Carrier’s failure to provide two (2) alert, rested and certified Tankermen onboard during all cargo operations;

(7) the Vessels suffering more than three (3) minor oil spills (less than 10,000 gallons) in a Year; or

(8) the Vessels suffering more than two (2) marine casualties, reportable under 46 C.F.R. 4.05-1, in a Year.

15.5 Termination for [...]. This Contract may be terminated by Shipper based upon [...] to make a [...] to [...] within the times stated in Section 2.5, following [...] to do so. In the such event, [...] may terminate this Contract upon [...] to [...]. [...] will not be liable to [...] for any consequential damages resulting from such termination or inability to [...] and Carrier’s total possible liability to Shipper for Shipper’s termination pursuant to this Section 15.5 (Termination for [...]) shall not exceed the sum of one million dollars ($1,000,000).

15.6    Total Loss of Barge. It is understood and agreed that in the event of a declaration of total loss or constructive total loss of the Barge during the Contract term, Carrier shall be entitled to utilize a Substitute Barge for a period of one hundred and twenty (120) Days following the casualty giving rise to such declaration. Within thirty (30) Days following the event which caused such declaration of total loss or constructive total loss, Carrier shall declare in writing to Shipper whether it will provide a replacement Barge for service under this Contract, meeting the requirements set forth herein, including without limitation Article 2 (Vessels). Such replacement Barge shall be tendered for delivery to and approval of Shipper in accordance with this Contract within ninety (90) Days following such declaration, failing which, Shipper shall have the unilateral right to terminate this Contract by written notice to Carrier, notwithstanding anything herein to the contrary.

15.7    Change of Ownership/Control. In the event of change of ownership or control of Carrier as set forth in Article 14 (Change of Ownership of Carrier), above, Shipper shall have the right to terminate this Contract upon thirty (30) Days written notice to Carrier, which right may be exercised at any time from Carrier’s receipt of such notice up to one (1) Year thereafter.

15.8    Termination in the Event of Bankruptcy. This Contract shall terminate upon the appointment of a receiver for a Party, the making by a Party of a general arrangement for the benefit of creditors, or the filing of any type of bankruptcy proceeding by or against a Party unless the same is withdrawn within thirty (30) Days of the filing date.

15.9    Termination by Assent. This Contract may be terminated at any time by the mutual written agreement of Carrier and Shipper.

15.10    Other Conditions, Consequential Damages Disclaimer. Termination of this Contract by a Party pursuant to this Section shall not waive or estop that Party from asserting

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

any other right or claim which that Party may have under applicable Law or this Contract. Except with respect to indemnification obligations or claims due to the fraud, gross negligence or willful misconduct of a Party, neither Party shall be responsible to the other for any indirect, consequential or special damages, including, without limitation, extra expenses, loss of profits, loss of use of property, delay or damages consequential upon loss of use, arising out of or relating to its performance or failure to perform under this Contract.

16. Definitions. The following terms shall be defined as follows:

“API” means the American Petroleum Institute, a long-established petroleum industry organization.

“Appeal Period” is defined in Section 18.12.B.

“ASTM” means the American Society for Testing and Materials, a long-established source of standard testing and evaluation methods for petroleum.

“Barge” is defined in Section 2.2 (Barge).

“Bunker” or “Bunkering” means the supplying of fuel for use by ships and the storage of the same thereupon.

“Business Day” means any calendar day that in not a Saturday, a Sunday or a federal or Hawai’i state holiday.

“Cargo” is defined in the Contract preamble paragraph on Page 1 and in Section 3.17 (Cargo Handling).

“Clean Product” is defined in Section 2.5.A.(2) (Substitute Vessel Standards).

“Commission” means the Public Utilities Commission of the State of Hawai’i.
“Commission Approval Date” is defined in Section 18.12.D.

“Commission Approval Order” is defined in Section 18.12.A. “Crew” is defined in Section 3.1 (Complement).

“Day” means a calendar day.

“Effective Date” is defined in Section 1.1 (Initial Term).

“Environmental Compliance Costs” is defined in Section 4.3 (Environmental Compliance Expenses).

“Execution Date” means the date stated in the preamble of this Contract.

“Extended Term” is defined in Section 1.2 (Option to Extend Term).

“Force Majeure is defined in Section 10.1 (Force Majeure Events).
“General Average” is defined in Article 12 (General Average).

“Government Authority” or “Government Authorities” is defined in Section 2.6.G.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

“Hire” is defined in Section 4.1.A.

“Initial Term” is defined in Section 1.1 (Initial Term).

“Laws” is defined in Section 3.8 (Documented Procedures).

“Lay-up” is defined in Section 6.4 (Lay-up).

“Master” is defined in Section 3.1 (Complement).

“Mate” is defined in Section 3.1 (Complement).

“Month” means a calendar month.

“MSRC” means the Marine Spill Response Corporation.

“Non-Appealable Commission Order” is defined in Section 18.12.B.

“[...]” is defined in Section 4.7 (Hire Earned).

“Officers” is defined in Section 3.1 (Complement).

“Optional Discharge Ports” means the ports of Kaunakakai, Kawaihae, Port Allen, and Nawiliwili.

“OSRO” means an Oil Spill Removal Organization.

“Plan” is defined in Section 2.5 (Substitution).

“Period of Responsibility” means Carrier’s period of responsibility associated with the Cargo which shall commence when the Cargo passes through the Barge hose flange from the shore riser and shall continue as the Cargo is received on board the Barge, distributed throughout the Barge, transported through to destination and until the Cargo passes the Barge hose flange connection to the shore riser upon discharge. The Cargo shall be deemed completely within Carrier’s care, custody and control during the foregoing period.

“Pipeline Tolls” means the wharfage rates (per barrel) set by the State of Hawaiʻi Department of Transportation Harbors Division for the incoming and outgoing of petroleum products at state harbors.

“Residual Products” means HSFO, LSFO and similar residual fuel oils within the Barge’s cargo carrying capabilities.

“Services” is defined in the Contract preamble paragraph on Page 1.

“Substance Abuse Policy” is defined in Section 3.6 (Drugs and Alcohol).

“[...]” is defined in Section 2.4 (Vessel Clarification) and Section 2.5 ([...]).

“[...]” is defined in Section 2.4 (Vessel Clarification) and Section 2.5 ([...]).

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

“[...]” is defined in Section 2.5 ([...]).

“Tankermen” is defined in Section 3.1 (Complement).

“Terminal” means the facility at which the Cargo is loaded or discharged.

“Third-Party Cargo” is defined in Section 3.21 (Other Trades) and Section 4.2 (Shipments Made in Conjunction with Third Parties).

“Tug” is defined in Section 2.3 (Tug).

“Unfavorable Commission Order” is defined in Section 18.12.E. “USCG” means the United States Coast Guard.

“Vessel(s)” is defined in Recital D.

“Year” means a calendar year.

17. Governing Law, Jurisdiction, and Venue.

17.1 Law. This Contract is made under and shall be governed by and construed in accordance with the general maritime law of the United States or, in the event there is no general maritime rule of law that is applicable, by the laws of the State of Hawai‘i, without regard to choice of law principles.

17.2 Good Faith Resolution. In the event that a dispute or disagreement arises out of or relating to this Contract, the Party alleging such dispute or disagreement shall give written notice to the other Party that a dispute exists and the Parties will then attempt in good faith to resolve their differences through a meeting between the designated representatives of each Party as soon as practicable. If the dispute or disagreement cannot be resolved by such a meeting of the designated representatives of each Party within twenty (20) Days following such written notice, either Party may proceed with resolution of such dispute or disagreement in accordance with Section 17.3 (Litigation). Notwithstanding the foregoing, nothing in this Section 17.2 (Good Faith Resolution) shall excuse the Parties from performing their obligations pursuant to this Contract except as otherwise set forth in this Contract.

17.3 Litigation. Any dispute arising out of this Contract, however defined, shall be brought in the State of Hawai‘i in a court of competent jurisdiction, and each Party agrees and irrevocably consents to the exercise of personal jurisdiction by such courts and waives any right to plead, claim, or allege that the State of Hawai‘i is an inconvenient forum or improper venue. Notwithstanding the foregoing, Shipper or Carrier may elect to first submit any such dispute to mediation by a neutral third-party mediator that is mutually agreed upon by the Parties (which agreement shall not be unreasonably withheld); provided, however, that in the event the Parties are unable to resolve the dispute contemplated by this Section 17.3 (Litigation)within thirty (30) Days of initiation of mediation (or such other period of time as is mutually agreed upon by the Parties), either Party may present such dispute for judicial resolution as provided in this Section 17.3 (Litigation). The Parties shall be equally responsible for the expense and cost of any mediator retained pursuant to this Section 17.3 (Litigation).

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

18. General Provisions.

18.1 Audit. Shipper, at its sole discretion, may conduct its own audit of Carrier’s policies and procedures and may inspect the Tug and Barge at any time during the term of this Contract for the limited purpose of verifying compliance with the terms and conditions set forth in this Contract. No such audit or inspection, however, shall increase Shipper’s liabilities or responsibilities nor shall relieve Carrier of any liability or responsibility which it has assumed pursuant to this Contract.

18.2 Shipper’s Representatives. Shipper shall have the right and privilege of having its representative(s) visit the Vessels and observe operations while at port or sea. Shipper’s representative(s) shall have access to the entirety of the Vessels, and the Master, Mates, Engineers, and Tankermen shall cooperate with such representative(s) and to render any reasonable assistance that such representative(s) may require.

18.3 Liens upon the Cargo. Neither Carrier nor any of Carrier’s subcontractors, independent contractors or employees shall assert any liens upon the Cargo.

18.4 Business Policy. Carrier agrees to comply with all Laws applicable to any activities carried out in the name, or otherwise on behalf, of Shipper under the provisions of this Contract. Carrier agrees that all financial settlements, billings and reports rendered by Carrier to Shipper, as provided for in this Contract, shall, in reasonable detail, accurately and fairly reflect the facts about all activities and transactions handled by Carrier pursuant to this Contract.

18.5 Business Location. Carrier shall maintain a physical office on the island of O‘ahu in the State of Hawai‘i. Carrier’s office staff shall include but not be limited to operations, maintenance, and management personnel who manage and support Carrier’s daily Barge operations within the State of Hawai‘i.

18.6 Notices.

A. Ordinary business communications regarding the administration of this Contract may be made telephonically, by electronic means, or by other standard and usual forms of communication.

B. All demands, claims, and notices of breach under this Contract must be in writing and must be given by (i) hand delivery personally to the party to whom it is directed (or any officer or agent of such party), (ii) by a commercial overnight courier, (iii) by certified or registered mail, postage prepaid, or (iv) by email including in the subject field: “FORMAL LEGAL NOTICE TO [as the case may be, Shipper or Carrier]” with return receipt email confirmation, to the following respective addresses:

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

Shipper: Hawaiian Electric Company, Inc.
Manager, Power Supply Fuels Operations Department
P.O. Box 2750
Honolulu, Hawai‘i 96840
PHONE: (808) 543-4007
Email: chie.reyes@hawaiianelectric.com

With copy to: Hawaiian Electric Company, Inc.
ATTN : Director, Legal Department
P.O. Box 2750
Honolulu, Hawai‘i 96840
Email : legalnotices@hawaiianelectric.com

Carrier: Sause Bros., Inc.
705 N Nimitz Highway Honolulu, Hawai‘i 96817
Attn.: Manager
Email: blaineg@sause.com

With copy to: Sause Bros., Inc.
3710 NW Front Street Portland Oregon 97210
Attn.: President
Email: dales@sause.com

A Party may change their address or other relevant information by giving notice in writing to the other Party as provided in this Section 18.6.B.

18.7 Captions, Word Usage. Captions used herein are for convenience of reference only and shall have no force or effect or legal meaning in the construction or enforcement of this Contract. As used in this Contract, the word “shall” has the same meaning as “will”.

18.8 Assignment. This Contract shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

18.9 Extension of Benefits. All limitation upon or exemptions from liability granted to a Party pursuant to this Contract shall be deemed extended to the directors, officers, members, and employees of that Party.

18.10 Entire Contract. This document, including all exhibits and attachments referenced or otherwise incorporated herein, constitutes the entire agreement between the Parties and expressly supersedes and negates all prior or contemporaneous negotiations, communications, understandings and agreements, whether written or oral. This Contract shall not be modified or amended except through a writing signed by both Shipper and Carrier.

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

18.11 Severability. Carrier and Shipper agree that if, and in the event, any term or provision of this Contract shall be rendered or declared invalid or unenforceable by reason of any existing or subsequently enacted legislation or by decree or judgment of any court which shall have or acquire jurisdiction over the parties and each of them or jurisdiction “in rem” of the Vessels, the invalidation or unenforceability of such term or provision of this Contract shall not thereby affect the remaining terms, provisions, rights and obligations herein contained.

18.12 Regulatory Approval.

A. The Parties acknowledge and agree that this Contract is subject to approval by the Public Utilities Commission of the State of Hawai‘i (“Commission”) and the Parties’ respective obligations hereunder are conditioned upon receipt of such approval, except as specifically provided otherwise herein. Upon execution of this Contract, the Parties shall use good faith efforts to obtain, as soon as practicable, an order from the Commission (“Commission Approval Order”) that does not contain terms and conditions deemed to be unacceptable to Shipper, and is in a form deemed to be reasonable by Shipper, in its sole discretion, ordering that (i) this Contract is approved; (ii) the amounts to be paid by Shipper to Carrier as a result of this Contract are reasonable; (iii) Shipper’s procurement of Carrier’s services pursuant to this Contract is prudent and in the public interest; (iv) Shipper may include the costs incurred by Shipper pursuant to this Contract in Shipper’s revenue requirements for ratemaking purposes

B. A non-appealable Commission approval order (“Non-appealable Commission Approval Order”) means a Commission Approval Order that is not subject to appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal (“Appeal Period”) has passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

C. Not later than thirty (30) Days after the issuance of a Commission Approval Order, Shipper shall provide Carrier with a copy of such Commission Approval Order together with a written statement as to whether the conditions set forth in Section 18.12.A and Section 18.12.B have been satisfied.

D. As used in this Contract, the term “Commission Approval Date” shall be defined as follows: If Shipper provides the written statement referred to in Section 18.12.C to the effect that the conditions referred to in Section 18.12.A and Section 18.12.B have been satisfied, the Commission Approval Date shall be the date of the issuance of the Commission Approval Order; or if Shipper provides the written statement referred to in Section 18.12.C to the effect that only the conditions referred to in Section

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

18.12.A have been satisfied, the Commission Approval Date shall be as follows: (i) if a Commission Approval Order is issued and is not made subject to a motion for reconsideration filed with the Commission or an appeal, the Commission Approval Date shall be the date one Day after the expiration of Appeal Period following the issuance of the Commission Approval Order; (ii) if the Commission Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the Commission Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the Commission Approval Date shall be deemed to be the date one Day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the Commission Approval Order; or (iii) if the Commission Approval Order, or an order denying reconsideration of the Commission Approval Order or affirming approval of the Commission Approval Order after reconsideration, becomes subject to an appeal, then the Commission Approval Date shall be the date upon which the Commission Approval Order becomes a non-appealable order within the meaning of the definition of a Non-Appealable Commission Approval Order in Section 18.12.B.

E. The term “Unfavorable Commission Order” means an order from the Commission concerning this Contract that: (i) dismisses Shipper’s application; (ii) denies Shipper’s application; or (iii) approves Shipper’s application but contains terms and conditions deemed unacceptable by Shipper in its sole discretion and therefore does not meet the definition of a Commission Approval Order as set forth in Section 18.12 .A. If Shipper receives an Unfavorable Commission Order, Shipper may, but is not required to, file a motion for reconsideration and/or an appeal. If Shipper files a motion for reconsideration or an appeal, the Parties’ respective obligations remain conditioned upon the receipt of the items enumerated in Section 18.12.A and Section 18.12.B. If, after receipt of an Unfavorable Commission Order, Shipper files neither a motion for reconsideration nor an appeal, this Contract is null and void, and neither Party owes any further obligation to each other.

F. If Shipper has not received the Commission Approval Order within three hundred sixty-five (365) Days of the execution date of this Contract, or if Shipper’s request for Commission approval of this Contract is denied in whole or in part, then either Carrier or Shipper may terminate this Contract by providing written notice of such termination delivered to the other prior to the Effective Date, as it is defined in Section 18.12.G. In such event of termination, each Party shall bear its own respective fees, costs and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Contract except for indemnity and any confidentiality obligations assumed by the Parties hereunder.

G. The Effective Date of this Contract shall be upon satisfaction of the relevant conditions set forth in Section 18.12.D, as such conditions are applicable. Alternatively, the Parties may mutually agree in writing that some other date shall be deemed the Effective Date. Except for the obligations and provisions described herein, neither Party shall have any binding obligations under this Contract until the Effective Date, except that the Parties agree upon the Execution to be bound by Sections 18.12

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

(Regulatory Approval), Article 8 (Liability and Indemnity), Article 10 (Force Majeure) and Article 18 (General Provisions).

[Signature page follows.]

1542 – Hawaiian Electric Company, Inc. / Inter-Island Fuel Transportation Contract

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the day and year first above written.

SAUSE BROS., INC.
“Carrier”

By	/s/ Erin McClanahan

Erin McClanahan
Its Vice President, Sales & Marketing

HAWAIIAN ELECTRIC COMPANY, INC.
“Shipper”

By	/s/ Scott W.H. Seu

Scott W. H. Seu
Its President & Chief Executive Officer

By	/s/ Robert C. Isler

Robert C. Isler
Its Vice President, Power Supply

EXHIBIT A
BARGE REQUIREMENTS
Carrier makes the following representations, warranties, and covenants with respect to the Barge and its equipment and machinery used pursuant to this Contract.

GENERAL

The Barge shall be a double-hulled and OPA-90 qualified tank barge with a total capacity of at least 65,000bbls. The barge shall have at least 25,000bbls dedicated to carry black oil and at least 40,000bbls dedicated to two diesel grades with volume segregation flexibility on every voyage.

REQUIRED PORTS OF CALL (all fuel piers)

Hawai‘i Island - Hilo, Kawaihae
Maui – Kahului
Moloka‘i – Kaunakakai
O‘ahu – Barber’s Point, Honolulu Pier 30
Kaua‘i – Nawiliwili, Port Allen

CARGO SEGREGATION

The Barge used in service to Shipper shall be equipped with a system of cargo tanks and piping that will provide for the segregation of at least three grades of petroleum product as required by Shipper. There shall be regular segregation of Clean Product and Residual Products. The cross connection of other grades of petroleum product shall be double blocked.

Piping shall be configured to allow future conversion of the cargo tanks from dedicated Residual Product service to Clean Product service at a date to be determined by Shipper.

Tanks shall be arranged to allow for proper trim control with any single cargo type loaded on board.

Carrier to provide Tank Layout and piping arrangement diagram showing segregations, pipelines, and valves.

DISCHARGE PUMPING RATES

Carrier shall discharge product at the following rates:
Residual Products: 3,000 barrels per hour (BPH) at 110 Degrees F minimum. Clean Product: 3,000 BPH minimum
Rail pressure: 100 psi at manifold
MANIFOLDS
The Barge used in service to Shipper shall be equipped with cargo manifolds, piping valves, hoses, cranes and other equipment sufficient to accommodate loading and/or discharge operations for each cargo on both the port and starboard side.

MULTIPLE GRADES

The Barge used in service to Shipper shall be equipped with cargo manifolds, pumps and piping sufficient to permit the loading and discharge of each of the three petroleum products specified herein simultaneously.

EMERGENCY SHUTDOWN

The Barge used in service to Shipper shall be equipped to permit emergency shutdown of the pumping system from more than one location, of which at least one shall be on deck and situated such that no point on the barge deck is more than 75 feet from a shutdown device.

DECK CONTAINMENT

The Barge used in service to Shipper shall be equipped with a deck containment coaming to reduce the likelihood that cargo spilled from cargo hatches, hose connections, oil loading manifolds, hose storage trough, above-deck lines and valves and transfer connections may enter the water or land environment. Appropriate measures shall be taken to ensure that rainwater draining from the Barge deck shall not carry contaminates overboard.

HEATING

The Barge used in service to Shipper shall be fitted with heating coils in all cargo tanks in which residual fuel oil type cargo, such as HSFO, is to be carried. The coils shall be supplied with heat by a diesel fired retort system of 5.0 million BTU/hr capacity or equivalent

ELECTRICITY

The Barge used in service to Shipper shall have diesel generators of sufficient capacity to safely provide electrical power to all Barge equipment and machinery in any and all operations including full operation of pumps and other equipment necessary to loading/discharging of cargo with one generator out of service.

Diesel engines are to be inspected by Carrier or Carrier’s designee to ensure that all components are within manufacturer’s tolerances; maintenance records are to be available for confirmation of PMS.

An overhaul shall be conducted on the generator engines of the Interim Barge prior to tendering for delivery to Shipper pursuant to this Contract if over 50 percent of the engine hours (based on manufacturer’s recommendation for periods between overhauls) have been exhausted since the last overhaul period.

HOSE PRESSURIZATION

The Barge used in service to Shipper shall be fitted with equipment of sufficient capacity and piping to safely clear cargo hoses of retained Cargo after completion of Cargo operations.

ALARMS/LEVEL INDICATORS

The Barge used in service to Shipper shall be fitted with electronic and mechanical high level alarms (high and high-high) in all cargo tanks. Void spaces shall be fitted with bilge alarms. These alarms shall include audible and visible signals to alert the Barge tankermen or Tug crew.

COATINGS

All tanks, voids and ballast compartments shall be coated with materials acceptable to Shipper and compatible with the cargoes carried. Coatings are to be maintained and renewed as necessary. Coatings shall be in Good condition per ABS Coating Systems Guidance Assessment Scale.

There shall be no greater wastage from the original plate thickness in any tanks, voids, compartments, shell plating, fittings or piping than is allowed by the United States Coast Guard (USCG), the relevant Classification Society or as otherwise allowable pursuant to Carrier's overriding responsibility for the seaworthiness and safety of all Vessels, equipment and operations consistent with the best marine practices available. Any release or discharge of Cargo caused by wastage in any tank, void, compartment, plating, fitting or piping shall be deemed a per se breach of Carrier's overriding responsibility for the seaworthiness and safety of all Vessels, equipment and operations consistent with the best marine practices available.

OIL SPILL ABATEMENT EQUIPMENT

The Barge used in service to Shipper shall have oil spill abatement equipment and supplies.

Equipment and supplies shall include, but not be limited to 1,500 feet (minimum) of oil spill boom, boom deployment skiff, spare bridles and two lines anchor/buoy system, sweeps, sorbent sheets, transfer pumps, and skimmer. In addition, personal protective gear and other related emergency oil spill cleanup equipment consistent with the Vessel's oil spill response plan and all USCG requirements shall be supplied on board the Barge.

EMERGENCY TOW WIRE

The Barge used in service to Shipper shall be rigged for towing operations with an emergency towing pennant or insurance wire. A pickup line with buoy shall be attached to the insurance wire and streamed when underway. The emergency tow wire and the shackles used to make the centerline tow pad at the bow need to be of comparable size to the Tug’s tow gear.

WINCHES (preferred)

The Barge used in service to Shipper shall have bow and stern winches to safety secure Barge to dock during adverse inner harbor conditions.

CARGO COMPARTMENT STRIPPING (preferred)

The Barge used in service to Shipper shall have capability to effectively strip all cargo tanks, pump well, and pipelines to maintain product integrity when switching from one Clean Product service to another.

SPARES

Carrier shall maintain adequate spare parts in Hawai‘i to facilitate immediate repairs to major components necessary to the operation, loading and discharge of the Barge. These may include, without limitation, cargo pumps, generators, retort, valves, compressors, ventilation fans, alarms, sensors, etc.

CERTIFICATION

Applicable Laws of the United States for a Vessel of U.S. Registry

U.S. Coast Guard Certification of Inspection for ocean service as an unmanned tank barge, including compliance with 33 CFR 157.10d: Double Hulls on tank vessels

American Bureau of Shipping Rules for Building and Classing Steel Barges, Maltese Cross A1 and Circle E

International Load Line Certificate. IMCO Rules for Tonnage Measurement
International Convention for Prevention of Pollution from Ships (MARPOL), Including Requirements Pertaining to the Issuance of International Oil Pollution Prevention Certificates

International Convention for Prevention of Collisions

Oil Companies International Marine Forum (OCIMF) Recommendations for Oil Tanker Manifolds and Associated Equipment for Category “A” Vessels (16,000 to 25,000 DWT)

Oil Pollution Act of 1990

American Waterways Operators (AWO) - Responsible Carrier Program (or equivalent), ISO 9001 (or standards which supersede them).

CARGO TANKS

The Barge used in service to Shipper shall have cargo tanks equipped with suction wells (recessed into the double bottom), butterworth plates, ullage openings, b-valves for revenue gauging, and pressure/vacuum valves.

Tank bottoms and tank outboard side bulkheads shall have their plate stiffeners located in the double hull void spaces.

HULL

The fore end of the Barge shall be designed to reduce the stresses induced by slamming, especially in the light condition. Additional strength should be provided in the Barge hull in way of areas that the Tug uses while maneuvering alongside or docking.

VAPOR CONTROL

The Barge must comply with the vapor control, closed gauging and overfill protection requirements set forth in 46 CFR, Chapter 1, Subchapter D, Part 39, and must specifically comply with 46 CFR 39.20-7, rather than 46 CFR 39.20 -9.

SURVEY

The Barge used in service to Shipper shall undergo a condition survey by an independent inspection company prior to final acceptance to ensure safe operability of the Barge. Carrier shall, at its expense and at the inception of the Contract term and each thirty (30) months thereafter, provide Shipper with a condition survey of the Barge which states that the Barge is in conformity with Contract requirements and is otherwise safe and suitable for the intended operation.

COMPLIANCE

The Barge used in service to Shipper shall comply with IEEE Std. No. 45, Recommended Practice for Electrical Installations on Shipboard and International Electro Technical Commission (IEC).

EXHIBIT B

TUG REQUIREMENTS

Carrier will use one or more steel ocean going tugs, always subject to Shipper’s reasonable approval, that are reasonably equivalent to Carrier’s Tugs HENRY SAUSE and TECUMSEH, both of which Carrier intends to use for service under this Contract. Attached is the Specification Sheet for Carrier’s Tug HENRY SAUSE, Official Number 578090. Also attached is the Specification Sheet for Carrier’s Tug TECUMSEH, Official Number 616065, whose service speeds and fuel/lube oil consumption are reasonably equivalent to that of the HENRY SAUSE.

[...]

[...]

[...]

EXHIBIT C
MANNING REQUIREMENTS
The following are warranted by Carrier with respect to the Vessel’s Master, Mates, Engineers and Tankermen employed under this Contract.

ALL OPERATING PERSONNEL: TRAINING/PROFICIENCY

All operating personnel including Vessel’s Master, Mates, Engineers, and Tankermen and the immediate supervisors of the foregoing, are to receive training and exhibit proficiency in such areas as including, but not limited to, mandatory compliance with the various federal and State laws concerning safety and hazardous materials (OSHA, USCG, Hawaii DOH, Hawaii DOT), oil transfer procedures, firefighting, oil spill prevention, oil spill contingency planning, oil spill response and other emergency operations and such proficiency and state of readiness shall be assessed through a program of continuous planning review, periodic exercises and drills.

TUG PERSONNEL: LICENSES/ENDORSEMENTS/QUALIFICATIONS

The Master, Mate and Engineers of any Tug providing service to Shipper shall have the appropriate licenses and endorsements, have received the appropriate experience and training for the seas, ports cargo and size and capability of the equipment employed in the performance of this Contract.

In addition, such personnel are to continue to receive whatever further training and experience is required to ensure that towing operations are conducted in a safe, efficient and professional manner consistent with the highest standards in the industry.

Inasmuch as the Master shall be held responsible for the quality of overall voyage operations, management and safety, it is a requirement that he/she have the appropriate USCG license and endorsement.

The Master shall be appropriately qualified by education at a college level or at an accredited maritime academy or by the equivalent progressive experience in navigation, pilotage, engine room operations, vessel classes, making/breaking tow, barge mooring, cargo transfer operations and safety procedures and shall have experience or the appropriate formal training in such areas as hazardous materials operations, firefighting, oil spill clean-up and mitigation and other situations requiring emergency response.

Carrier agrees and understands that a Master appointed to any Tug used in service to Shipper under this Contract shall have demonstrated reliability, leadership, crew management ability and evidence the very highest regard for the safety of Vessel and its crew, cargo and the environment.

The Master of the Tug and at least one of the Tankermen assigned to the Barge shall have completed a course of instruction in the Incident Command Systems conducted by the USCG or other relevant governmental agency. All personnel assigned to the Tug and Barge shall have completed a course in HAZWOPER instruction.

The Shipper may at any time require an audit of Carrier’s compliance with this contract and the policies and procedures required for the certification under the AWO Responsible Carrier Program (or equivalent), ISO 9001.

TOW PERSONNEL, TRAINING AND PROFICIENCY

The operators of the Barge providing service to Shipper shall have the appropriate certificates and endorsements, have received the appropriate experience and training for the seas, ports, cargo and size and capability of the equipment employed in the performance of this Contract.

In addition, such personnel are to continue to receive whatever further training and experience is required to ensure that towing operations are conducted in a safe, efficient and professional manner consistent with the highest standards in the industry. All Tankermen assigned to the Barge shall be fully certificated by the USCG and qualified for service aboard the Barge.

Tankermen are to receive (as a minimum) training in the following subjects every two (2) Years or less:

Company Policies and Procedures;
First Aid;
CPR;
Confined Space Hazard Awareness;
Injury prevention;
Lock out/tag and procedures;
HAZWOPER;
Cargo knowledge / hazards;
Federal and State regulations;
Marine firefighting; and
First Responder / spill mitigation.

The following drills are to be conducted annually in conjunction with terminal personnel, USCG, spill cleanup firms and harbor authorities (as appropriate):

Fire drill (each load port);
Oil spill (each load port); and
Personal injury.

The Master of the Tug and at least one of the Tankermen assigned to the Barge shall have completed a course of instruction in the Incident Command Systems conducted by the USCG or other governmental agency. All personnel assigned to the Tug and Barge shall have completed a course in HAZWOPER instruction.

Shipper may at any time require an audit of Carrier’s compliance with this contract and the policies and procedures required for the certification under the AWO Responsible Carrier Program (or equivalent), ISO 9001 (or equivalent).

Shipper may reject the assigned Master and/or the Lead Tankerman for cause, upon three
(3) Days notice to Carrier.

EXHIBIT D

DIESEL CHARACTERISTICS

The Diesel to be transported hereunder shall have the following approximate characteristics:

Item	Units	Limits
Gravity @ 60 deg. F.	Degrees API	30.0 Min.
Viscosity @ 40 deg. C.	cst	1.9-4.1
Flash Point, PM	Degrees F.	150 Min.
Ash	PPM, Wt.	100 Max.
Cetane Index		40 Min.
Carbon Residue, 10% Residuum	%, Wt.	0.35 Max.
Sediment & Water	%, Vol.	0.05 Max.
Sulfur	%, Wt.	0.40 Max.
Distillation, 90% Recovered	Degrees F.	540-640
Sodium + Potassium	PPM, Wt.	0.5 Max
Nitrogen	PPM, Wt.	150

EXHIBIT E

ULSD CHARACTERISTICS

The ULSD to be transported hereunder shall have the following approximate characteristics:

Item	Units	Limits
Viscosity @ 40 deg. C.	cst	1.9-4.1
Flash Point, PM	Degrees F.	125 Min.
Ash	PPM, Wt.	100 Max.
Cetane Index		40 Min.
Carbon Residue, 10% Residuum	%, Wt.	0.35 Max.
Sediment & Water	%, Vol.	0.05 Max.
Sulfur	ppm, Wt.	15 Max.
Distillation, 90% Recovered	Degrees C.	282-338
Lubricity, 60 deg. C, WSD	Microns	520 Max.
Conductivity	pS/m	25 Min.

EXHIBIT F

HSFO CHARACTERISTICS

The HSFO to be transported hereunder shall have the following approximate characteristics:

Item	Units	Limits
Gravity @ 60 deg. F.	Degrees API	6.5 Min.
Viscosity @ 122 deg. F.	cst	380-480
Pour Point	Degrees F.	55 Max.
Flash Point, PM	Degrees F.	150 Min.
BS & W	%, Vol	0.50 Max.
Sulfur	%, Wt.	2.00 Max.

EXHIBIT G
PORTS OF CALL

LOADING PORTS:

1. Honolulu Harbor, Pier 30

2. Barber’s Point Harbor, Pier 5 or 6

DISCHARGING PORTS:

1. Hilo

2. Kawaihae (as requested)

3. Kahului

4. Kaunakakai

5. Port Allen (as requested)

6. Nawiliwili (as requested)

EXHIBIT H

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